AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

SENTIO LEAH BAY PORTFOLIO, LLC,

a Delaware limited liability company,

by and between

SENTIO LEAH BAY, LLC,

a Delaware limited liability company,

as a member

and

ERWIN FAMILY PROPERTIES I, L.L.C.,

a Washington limited liability company,

as a member

Dated as of August 31, 2012

TABLE OF CONTENTS

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF
SENTIO LEAH BAY PORTFOLIO, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of SENTIO LEAH BAY PORTFOLIO, LLC, a Delaware limited liability company, dated as of August 31, 2012 (the “Effective Date”) by and among SENTIO LEAH BAY, LLC, a Delaware limited liability company (“Managing Member”), as the Managing Member, and ERWIN FAMILY PROPERTIES I, L.L.C.,, a Washington limited liability company (“Non-Managing Member”), as the Non-Managing Member.

WITNESSED:

WHEREAS, Managing Member and Non-Managing Member formed the Company as a limited liability company under the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Delaware Act”);

WHEREAS, Managing Member has entered into that certain Purchase and Sale Agreement dated as of May 7, 2012 (the “Purchase Agreement”), pursuant to which, among other things, the Managing Member has the right to acquire Amber Glen of Urbana, IL – a 38 unit memory care facility located at 1704 East Amber Lane, Urbana, Illinois, (the “Urbana Property”); Mill Creek of Springfield, IL – a 38 unit memory care facility located at 3319 Ginger Creek Drive, Springfield, Illinois (the “Springfield Property”); Sugar Creek of Normal, IL – a 38 unit memory care facility located at 505 East Vernon Avenue, Normal, Illinois, (the “Normal Property”); and Hudson Creek of Bryan, TX – a 38 unit memory care facility located at 3850 Coppercrest Drive, Bryan, Texas, (the “Bryan Property”).

WHEREAS, Managing Member has assigned its rights to acquire the property described in the Purchase Agreement to the Company;

WHEREAS, the Managing Member and Non-Managing Member previously entered into that certain Limited Liability Company Agreement dated as of June 28, 2012 (the “Previous Agreement”) and now desire to (and hereby do) amend and restate the Previous Agreement in its entirety, as more particularly set forth below.

WHEREAS, Managing Member and Non-Managing Member desire to enter into this Agreement to set forth their respective rights and obligations with respect to the Company.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1

ARTICLE I.
FORMATION AND OTHER ORGANIZATION MATTERS

Section 1.1 Formation; Changes. The Company was formed under the Delaware Act on June 20, 2012 (the “Formation Date”) by the execution, delivery and filing with the Secretary of the State of Delaware, of the Certificate of Formation of the Company.

Section 1.2            Name.

The business of the Company shall be conducted under the name “SENTIO LEAH BAY PORTFOLIO, LLC.”

Section 1.3            Term.

The term (“Term”) of the Company shall be from the Formation Date terminated as hereinafter provided. The existence of the Company as a separate legal entity shall continue until cancellation of the Company as provided in the Delaware Act.

Section 1.4            Business.

The business of the Company is solely to (a) own, hold, finance, pledge and manage the sole equity interest in each of the Operating Companies and (b) take any and all actions and make any and all decisions (i) in its capacity as the sole member of each of the Operating Companies which owns or leases the Property, including, without limitation, in connection with the acquisition, management, financing, refinancing, ownership, vacating, renovating, leasing, insuring, selling, assigning, transferring and prosecuting or defending any and all legal proceedings relating to the Property and (ii) in connection with the ownership, financing, refinancing, selling, assigning, transferring and prosecuting or defending any and all legal proceedings relating to the interests of the Company in each of the Operating Companies; and do any and all other acts or things that may be necessary or incidental to carry on the business of the Company as described in clauses (a) and (b) above. The Company is not authorized to, and shall not, engage in any business other than as described in this Section 1.4.

Section 1.5            Names and Addresses of Members.

The names and addresses of the Members are as follows:

Sentio Leah Bay, LLC Attn: Scott Larche 189 S. Orange Ave., Suite 1700 Orlando, Florida 32801 Telephone No.: 407.999.7679 Telecopy No.: 407.999.5210
ERWIN FAMILY PROPERTIES I, L.L.C. 12115 NE 99th Street Suite 1800 Vancouver, Washington Telephone No.: 800.254.9442 Telecopy No.: 360.254.1770

2

Section 1.6            Registered Office and Principal Place of Business.

The registered office of the Company in the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware and its registered agent for service of process on the Company at such office shall be Corporation Service Company. The principal place of business of the Company shall be 189 S. Orange Ave., Suite 1700, Orlando, Florida, 32801, or such other location hereafter determined by the Managing Member.

Section 1.7            Certain Definitions.

Certain capitalized words and phrases used in this Agreement and not otherwise defined in the body hereof are defined in Exhibit A and shall have the meanings set forth therein.

ARTICLE II.
CERTAIN TAX AND ACCOUNTING MATTERS

The Members intend that the Company shall be taxed as a partnership for federal and state income tax purposes and shall not take any action that may result in the Company being taxed as other than a partnership for such purposes. Each and all of the provisions of Exhibit B annexed hereto and made a part hereof are incorporated herein and shall constitute part of this Agreement. Exhibit B provides for, among other matters, the maintenance of Capital Accounts, the allocation of profits and losses, and the maintenance of books and records.

ARTICLE III.
CONTRIBUTIONS BY MEMBERS; FINANCING

Section 3.1            Capital Contributions.

(a)                Non-Managing Member has (i) agreed to contribute its rights to receive an equity interest of 21.5963% in the applicable purchasing entities of the Urbana Property, the Springfield Property and the Normal Property, as more particularly described in the Purchase Agreement and (ii) has contributed $98,000 to the Company.

(b)               Managing Member has contributed (i) its rights to acquire one hundred percent (100%) of the fee interests in the Urbana Property, Springfield Property, Normal Property and Bryan Property, as more particularly described in the Purchase Agreement and (ii) $392,000 to the Company.

Section 3.2            Additional Capital Contributions.

(a)                The Managing Member may from time to time request that the Members make additional Capital Contributions by providing written notice to the Members of the aggregate amount of such Capital Contribution and the date upon which such amount shall be due. Each Member shall contribute its pro-rata share of such Capital Contribution based on its respective Membership Percentage.

3

(b)               If Managing Member or Non-Managing Member (in such instance, a “Non-Contributing Member”) does not contribute all of an additional Capital Contribution that is requested under Section 3.2(a) within the time period described in Section 3.2(a), then the contributing Member (the “Contributing Member”) may, but shall not be obligated to, fund the amount the Non-Contributing Member does not contribute. In the event the Non-Contributing Member funds no portion of its share of additional capital with respect to a request under Section 3.2(a), the entire amount funded with respect to such request by the Contributing Member shall be treated as a loan to the Company. In the event the Non-Contributing Member funds only a portion of its share of additional capital with respect to a request under Section 3.2(a), such portion so funded shall be treated as a Capital Contribution and a portion of the amount funded by the Contributing Member with respect to such request shall be treated as a Capital Contribution such that Capital Contributions with respect to such request shall be in proportion to Membership Percentages. The balance of the amount funded by the Contributing Member with respect to such request shall be treated as a loan to the Company. For example, assume the Managing Member makes a $100,000 capital call pursuant to Section 3.2(a), and that Membership Percentages are 80% (Managing Member): 20% (Non-Managing Member). Assume further that the Managing Member contributes its $80,000 share of the capital call, the Non-Managing Member contributes only $10,000 of its $20,000 share of the capital call, and the Managing Member funds the shortfall of $10,000. The Non-Managing Member (i.e., the Non-Contributing Member) will be treated as making a Capital Contribution of $10,000, and the Managing Member (i.e., the Contributing Member) will be treated as making a Capital Contribution of $40,000 thereby resulting in Capital Contributions with respect to such capital call being made in proportion to Membership Percentages. The balance of the amount funded by the Contributing Member (i.e., $50,000) will be treated as a loan to the Company. Any amount funded and classified as a loan under this Section shall be referred to as a “Member Loan”. A Member Loan shall not be deemed to be a Capital Contribution for purposes of this Agreement. Each Member Loan shall bear interest at a rate equal to the lower of twelve percent (12%) per annum, compounded monthly, or the maximum rate of interest permitted by applicable law. If a Member makes a Member Loan pursuant to this Section 3.2(b), then such Member shall receive payments with respect to such Member Loan as described in Sections 4.1 and 4.2 before any distributions are made with respect to Capital Contributions made by the Members pursuant to Sections 3.1 and 3.2(a). The remedies provided in this Section 3.2(b) for the failure of a Member to fund its share of a requested Capital Contribution shall be the sole remedies available with respect thereto. Nothing in this Section 3.2 shall be deemed to obligate any Member to cause any of its Affiliates to incur any Recourse Liabilities.

Section 3.3            Recoupment for Contributions.

Except as expressly provided herein, (a) no Member shall receive any recoupment or payment on account of or with respect to the Capital Contributions made by it pursuant to this Agreement, (b) no Member shall be entitled to interest on or with respect to any Capital Contributions, (c) no Member shall be entitled to withdraw any part of such Member’s Capital Contributions, and (d) no Member shall be entitled to receive any distributions from the Company except as otherwise set forth herein.

4

Section 3.4            Execution and Compliance with Senior Loan Documents.

The Members hereby approve and ratify (i) the Senior Loans, as assumed by the Operating Companies from the Senior Lender pursuant to the Senior Loan Documents, as modified by those certain Assumption and Release Agreements and Subordination, Assignment and Security Agreements to be dated as of the closing of the transactions contemplated by the Purchase Agreement (as it may now or hereafter be amended from time to time, the “Senior Loan Terms”) and (ii) execution and delivery of all documents and instruments necessary and appropriate to modify the Senior Loan Documents substantially in accordance with the provisions thereof. No Member shall be required to make additional Capital Contributions or loans to the Company so that the Company, the Tenants and the Operating Companies can comply with those terms and conditions.

ARTICLE IV.
DISTRIBUTIONS TO MEMBERS

Section 4.1            Distributions of Available Cash from Operations.

Subject to the provisions of the Senior Loan Documents (or any other loan documents entered into in accordance with the provisions of Section 5.1(b)(ii)), the Annual Budget, the Company shall make distributions of Available Cash from Operations quarterly; provided, notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Members if such distribution would violate Section 18-607 of the Delaware Act or any other applicable law. Except as provided in Section 4.2, the Company, in any given quarter, may not make any distributions which would cause the amount of working capital to be less than the Threshold Working Capital Amount. If such distribution shall inadvertently be made, the Members agree to immediately return such excess amount distributed to the Company (and such returned excess amount shall not be treated as a Capital Contribution). Distributions of Available Cash From Operations shall be made in the following order of priority:

(a)                First, to the Members who have made Member Loans in accordance with Section 3.2(b) on a pro rata basis in accordance with the amounts of their respective unpaid Member Loans until each of them has received cumulative payments pursuant to this Section 4.1(a) equal to all interest due in respect of such Member Loans.

(b)               Second, to the Members who have made Member Loans pursuant to Section 3.2(b) on a pro rata basis in accordance with the amounts of their respective Member Loans until each of them has received cumulative payments pursuant to this Section 4.1(b) equal to the outstanding principal amounts of its respective Member Loans.

(c)                Third, to the Managing Member, until the Managing Member has achieved a ten percent (10%) cumulative, non-compounding annual return upon and in respect to the amount of the Unreturned Capital Contribution (as hereinafter defined) of the Managing Member (the “Managing Member Preferred Return”).

(d)               Fourth, to the Non-Managing Member, until the Non-Managing Member has achieved a ten percent (10%) cumulative, non-compounding annual return upon and in respect to the amount of the Unreturned Capital Contribution of the Non-Managing Member (the “Non-Managing Member Preferred Return”).

5

(e)                Fifth, until the Managing Member and Non-Managing Members have each achieved a twelve percent (12%) cumulative, non-compounding annual return upon and in respect to the amount of their respective Unreturned Capital Contribution, to the Members on a pro rata basis in accordance with their respective Membership Percentages.

(f)                Thereafter, (i) thirty-five percent (35%) to Non-Managing Member, and (ii) sixty-five (65%) to Managing Member.

Section 4.2            Distributions of Net Capital Transaction Proceeds.

Distributions of Net Capital Transaction Proceeds shall be made promptly following the Company’s receipt thereof. All such distributions shall be made in the following order of priority:

(a)                First, to the Members who have made Member Loans in accordance with Section 3.2(b) on a pro rata basis in accordance with the amounts of their respective unpaid Member Loans until each of them has received cumulative distributions pursuant to Section 4.1(a) and this Section 4.2(a) equal to all interest due in respect of such Member Loans.

(b)               Second, to the Members who have made Member Loans pursuant to Section 3.2(b) on a pro rata basis in accordance with the amounts of their respective Member Loans until each of them has received cumulative distributions pursuant to Section 4.2(b) and this Section 4.2(b) equal to the outstanding principal amounts of its respective Member Loans.

(c)                Third, to the Managing Member, until the Managing Member has received and achieved the Managing Member Preferred Return.

(d)               Fourth, to the Non-Managing Member, until the Non-Managing Member has received and achieved the Non-Managing Member Preferred Return.

(e)                Fifth, to the Managing Member, until the Managing Member has been repaid its entire Unreturned Capital Contribution.

(f)                Sixth, to the Non-Managing Member, until the Non-Managing Member has been repaid its entire Unreturned Capital Contribution, to the Non-Managing Member.

(g)               Seventh, until the Managing Member and Non-Managing Members have each achieved a twelve percent (12%) cumulative, non-compounding annual return upon and in respect to the amount of their respective Unreturned Capital Contribution, to the Members on a pro rata basis in accordance with their respective Membership Percentages.

(h)               Thereafter, (i) thirty-five percent (35%) to Non-Managing Member, and (ii) sixty-five percent (65%) to Managing Member.

6

Section 4.3            Distributions shall be Aggregated with those of Tenant Portfolio

In determining and calculating the cumulative, non-compounding annual returns at any given point of time in connection with Section 4.1 and Section 4.2 herein, the Distributions of Available Cash from Operations and Distributions of Net Capital Transaction Proceeds (as each such term is defined in the Tenant Portfolio Agreement) at such given point of time, to (1) Managing Member under the provisions of this Agreement shall be aggregated with such distributions to Sentio Leah Bay, LLC under the provisions of the Tenant Portfolio Agreement and (ii) to Non-Managing Member under the provisions of this Agreement shall be aggregated with such distributions to Erwin Family Properties I, L.L.C. under the provisions of the Tenant Portfolio Agreement. For purposes hereof, distributions hereunder shall be made in accordance with the order of priority contained in Section 4.1 and Section 4.2 hereof, as applicable, as if such distributions were distributions of additional Available Cash from Operations and Net Capital Transaction Proceeds, as applicable, for the same measurement period pursuant to the Tenant Portfolio Agreement after all distributions of actual Available Cash from Operations and Net Capital Transaction Proceeds have been made pursuant to the Tenant Portfolio Agreement for such measurement period.

Section 4.4            Shortfall in Preferred Return.

For purposes of Sections 4.1 and 4.2 of this Agreement, and Section 1.3 of Exhibit B hereto, if the Company shall fail to achieve the Managing Member Preferred Return and/or the Non-Managing Member Preferred Return in any given year, such shortfall must be made up in future years if and to the extent that the Company then has sufficient Available Cash From Operations or Net Income, as the case may be. However, if, in any given year, the Company achieves a return in excess of the Managing Member Preferred Return and/or the Non-Managing Member Preferred Return, such excess shall not be taken into account for purposes of determining whether or not the Company achieved the Managing Member Preferred Return and the Non-Managing Member Preferred Return in any subsequent year.

Section 4.5            Allocation of Purchase Price.

For purposes of Section 4.2 of this Agreement, and Section 1.3 of Exhibit B hereto, in the case of a sale of all of the Membership Interests of the Company or substantially all of its assets, and the sale of all of the membership interest of Tenant Portfolio or substantially all of its assets, the parties agree the portion of the purchase price allocable to Tenant Portfolio or its assets shall be nominal and that the Company can take whatever actions may be necessary to support that position, including the termination of the Leases.

Section 4.6            Withholding Taxes with Respect to Members.

The Company shall comply with any withholding requirements under federal, state and local law that the Managing Member determines is required, and shall remit any amounts withheld to, and file required forms with, the applicable jurisdictions. All amounts withheld from Company revenues or distributions by or for the Company pursuant to the Code or any provision of any federal, state or local law, and any taxes, fees or assessments levied upon the Company, shall be treated for purposes of this Article 4 as having been distributed (as an advance) to those Members who received a credit for tax or other benefit with respect to the withheld amounts, or whose identity or status caused the withholding obligations, taxes, fees or assessments to be incurred. If the amount withheld exceeded the affected Member’s actual share of cash available for distribution, such Member shall reimburse the Company for such excess withholding or other amounts paid (as described above). Each Member agrees to furnish the Company with such representations, forms, or other information as the Managing Member shall reasonably request to assist it in determining the extent of, and in fulfilling, the Company’s withholding obligations, if any. As soon as practicable after becoming aware that any withholding requirement may apply to a Member, the Managing Member shall advise such Member of such requirement and the anticipated effect thereof. Such Member shall pay or reimburse to the Company all identifiable costs or expenses of the Company caused by or resulting from withholding taxes (including expenses incurred to reduce withholding taxes) with respect to such Member.

7

Section 4.7            Violation of Law.

Notwithstanding any other provision contained in this Agreement, the Company shall not make a distribution to a Member in respect of its interest in the Company if such distribution would violate the Delaware Act or other applicable law.

Section 4.8            Termination of JEA Manager under JEA Management Agreement.

If any JEA Management Agreement shall terminate by reason of the exercise by any Tenant, as the case may be, of its right to terminate for default by the applicable JEA Manager pursuant to Sections III(A) or III(C) of the Management Agreement attached hereto as Exhibit C, or any substantially similar provisions in any subsequent JEA Management Agreement, then the distributions to Non-Managing Member hereunder in Section 4.1(e) and Section 4.2 (h) shall be automatically redetermined and adjusted to reduce the proportion of such distributions to Non-Managing Member in Sections 4.1(e) and Section 4.2(h) from thirty-five percent (35%) to twenty percent (20%) and increase the proportion of such distributions to Managing Member in Sections 4.1(e) and Section 4.2(h) from sixty-five percent (65%) to eighty percent (80%).

ARTICLE V.
MANAGEMENT OF THE COMPANY

Section 5.1            Authority of Managing Member.

(a)                The Managing Member shall have the sole and exclusive authority to manage and implement the policies, operations and affairs of the Company and to make all decisions regarding the major policy decisions and over-all direction of the Company and the Operating Company and their respective businesses, including, without limitation causing the Operating Company to take any action in furtherance thereof; provided, however, that the Managing Member shall not have the authority to make any Major Decisions with respect to the Company or the Operating Company without the prior written consent of Non-Managing Member. (b) Each of the following matters (each a “Major Decision” and collectively, the “Major Decisions”) shall require the prior written approval of the Managing Member and Non-Managing Member:

(i)                 the sale, refinance or other disposition of all or any material portion of the Company Property or the Property other than the sale or disposition of personal property being replaced in the ordinary course of business;

8

(ii)               causing or permitting the Company or Operating Company to prepay (in whole or in part), refinance, amend, modify or extend any loan obligation of the Company or any Operating Company or to cause or permit any loan obligation of the Company or any Operating Company to be guaranteed in whole or in part other than pursuant to the Non-Recourse Carveout Guarantees;

(iii)             entering into, terminating or causing or permitting the termination of a Management Agreement, except if the same is a JEA Management Agreement, (to avoid all doubt, the Members acknowledge and agree that, if applicable, subject to its terms or as otherwise provided herein, Managing Member may terminate or cause or permit an JEA Management Agreement to be terminated pursuant to Sections III(A) or III(C) without the consent of the Non-Managing Member and the engagement of the initial replacement manager in such event is not a Major Decision, all pursuant to the provisions of Section 5.2 hereof); and

(iv)             any merger or consolidation of the Company or material change in use of any of the Properties.

(b)               Each of the Managing Member and Non-Managing Member may propose to adopt, modify or revoke a Major Decision at any time. Whenever a Member proposes to adopt, modify or revoke a Major Decision, it shall deliver a written notice (a “Major Decision Notice”) to the other Member (i) describing the proposal in sufficient detail and (ii) containing sufficient information to permit the other Member to make an informed decision on the proposal and shall subsequently provide to the other Member such additional information as the other Member may reasonably request.

(c)                The Non-Managing Member acknowledges that neither the acquisition of the Property or the acceptance of an assignment of debt facilitating such acquisition, or any actions of the Company related thereto, constitutes a Major Decision for the purposes of Section 5.1 of this Agreement or otherwise requires the consent of the Non-Managing Member.

Section 5.2            Management Agreements.

The Tenants shall enter into management agreements with property managers with respect to each Property (each, a “Management Agreement”). The Members do not object to and hereby authorize to the extent applicable, Jerry Erwin Associates, Inc., a Washington corporation d/b/a JEA Senior Living (“JEA Manager”) being engaged as property manager of the Properties pursuant to Management Agreements substantially in the from attached hereto and incorporated by reference as Exhibit C. JEA Manager may serve as the property manager for the Properties; subject to the applicable termination provisions of the Management Agreement, as long as the Non-Managing Member is Controlled by the JEA Principals, JEA Manager or an entity Controlled by the JEA Principals. Each of the Management Agreements attached hereto as Exhibit C and any other Management Agreement with JEA Manager is referred to as a “JEA Management Agreement”). In the event that JEA Manager, or any other Affiliate of JEA Manager or the JEA Principals is removed or otherwise ceases to serve as the property manager for the Properties the Managing Member shall choose the replacement property manager in its sole discretion.

9

Section 5.3            Limited Reimbursement of Expenses.

The Company shall, or shall cause the Operating Company to reimburse the Members and their respective agents or representatives for all direct, actual, reasonable, verifiable, out-of-pocket incidental costs and expenses incurred by them with Third Parties which are incurred by the Members in connection with the acquisition and financing of the Property and the preparation and negotiation of this Agreement and the documents required hereunder, which shall not exceed $600,000 for Managing Member and $200,000 for Non-Managing Member, or (b) are directly attributable to the business of the Company and/or the Operating Company and are incurred for and on behalf of the Company and/or the Operating Company, in accordance with an Approved Budget. It is expressly understood that the Company shall not be responsible for, or reimburse any of, the salaries or other compensation of such Member’s employees, or any general or administrative overhead of any Member, including, but not limited to, rent. Without waiving the effect of the foregoing provisions, the Members hereby authorize and direct the Company to cause the following to be paid or reimbursed, as costs and expenses of the Company: (i) the fees and costs of the law firms of Foley & Lardner LLP, and DLA Piper and the accounting firm of Deloitte and Touche LLP, which represented the interest of Managing Member in connection with this transaction; (ii) the fees and costs of the law firms of Cherry Petersen Landry Albert LLP and Bryan Cave, which represented the interests of the Non-Managing Member in connection with this transaction.

ARTICLE VI.
STATUS OF MEMBERS; INDEMNIFICATION

Section 6.1            Role of Non-Managing Members.

Except as expressly provided herein, the Non-Managing Member shall not participate in the management or control of the Company’s business, nor shall it transact any business for the Company, but such Member’s consent shall be required whenever this Agreement provides for the consent or approval of all Members or such Member.

Section 6.2            Liability of Members.

Except as otherwise expressly required by law, each Member shall have no personal liability whatsoever, whether to the Company, to the other Members or to the creditors of the Company, for the debts of the Company or any of its losses. The foregoing shall not, however, limit the personal liability of a Member for its obligations to the Company or any Indemnitee under this Agreement or to the Company or any other Person under any other agreement to which such Member may be a party. In no event shall any partner, member, manager, officer, director, stockholder, shareholder or owner of either Member or any affiliate thereof be liable for the obligations of the Members hereunder.

Section 6.3            Bankruptcy of Member.

Notwithstanding any other provision of this Agreement, the Bankruptcy of any Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution. In the event of the Bankruptcy of Managing Member, Non-Managing Member shall have the right, but not the obligation, to be Managing Member upon written notice of such election. If Non-Managing Member does not so elect to become Managing Member within ninety (90) days after the Bankruptcy of Managing Member, or if Non-Managing Member does elect to become Managing Member and in the event of a Bankruptcy of Non-Managing Member, then the Company may only act with the joint consent of Managing Member and Non-Managing Member.

10

Section 6.4            Relationship of Members.

Each Member agrees that, to the fullest extent permitted by Section 18-1101 and other provisions of the Delaware Act and except to the extent expressly stated in this Agreement or in any other agreement to which a Member is a party:

(a)                Except as expressly provided in this Agreement, no Member shall have any authority to bind or act for, or assume any obligation or responsibility on behalf of, any other Member, the Company or to act as the agent, representative or attorney-in-fact for any other Member.

(b)               Except as expressly provided herein, any consent, approval, determination or other action by a Member shall be given or taken in the sole and absolute discretion of that Member in its own best interests and without regard to the best interests of another Member, the Company or the financial, tax or other effect on another Member or the Company. Each Member acknowledges and agrees that (i) to the extent a Member is acting or proposing to act on behalf of the Company, such Member shall be acting in the capacity as a fiduciary of the Company and the other Members (subject to the provisions of Section 6.5) and (ii) to the extent a Member is determining whether to initiate or approve a Major Decision, such Member is entitled to act in a manner deemed by such Member to be in its own best interest.

Section 6.5            Other Activities; Affiliates; Non-Compete.

(a) The Company and the Non-Managing Member expressly acknowledge and agree that Managing Member and Affiliates of Managing Member and other Persons related to Managing Member and Affiliates of Managing Member (collectively the “Managing Member Related Persons”) have direct and/or indirect interests in investing in, owning, operating, transferring, managing, leasing and otherwise using, real property and interests therein for profit, and engaging in any and all activities related or incidental thereto and/or that such Managing Member Related Persons will make other investments consistent with such interests. Except to the extent expressly provided herein or in other agreements among one or more of the parties hereto: (i) neither the Company nor the Non-Managing Member shall have any right by virtue of this Agreement or the Company relationship created hereby in or to any other ventures or activities in which any Managing Member Related Person is involved or to the income or proceeds derived therefrom; (ii) the pursuit of other ventures and activities by any Managing Member Related Person, even if competitive with the business of the Company, is hereby consented to by the Company and the Non-Managing Member and shall not be deemed wrongful or improper under this Agreement; and (iii) no Managing Member Related Person shall be obligated to present any particular investment opportunity to the Company or to the Non-Managing Member, even if such opportunity is of a character which, if presented to the Company, could be taken by the Company.

11

(b) Non-Managing Member recognizes and acknowledges that by virtue of accepting membership hereunder, Non-Managing Member will acquire valuable training and knowledge, and learn proprietary trade secrets and confidential information of the Company. In consideration of the foregoing and this Agreement, Non-Managing Member hereby agrees that during the period in which either (i) Non-Managing Member is a Member of the Company and for one (1) year thereafter; or (ii) JEA Manager is managing the Property and for one (1) year thereafter (the “Non-Compete Period”), Non-Managing Member will not, other than within the scope of Non-Managing Member’s membership with the Company, directly or indirectly (whether as employee, manager, owner, member, consultant, independent contractor, partner (limited or general) or otherwise) own, manage, control, participate in, consult with, render services for or in any manner engage in a business which involves the ownership or operation of any facility with licensed Alzheimer’s or Memory Care units within five (5) miles of the Property; nor shall Non-Managing Member knowingly request, induce, solicit or attempt to influence any Company client or Company referral source to curtail any business they are currently or have been transacting with the Company during the Non-Compete Period. Furthermore, during the Non-Compete Period, Non-Managing Member shall not, without the Managing Member’s prior written consent, directly or indirectly, knowingly solicit or encourage or attempt to influence any Company employee, agent or independent contractor to leave the employment of or agent/independent contractor relationship with the Company. Non-Managing Member hereby agrees that the restraint imposed under this Section 6.5 is reasonable and not unduly harsh or oppressive.

Section 6.6            Indemnification.

(a)                The Company shall indemnify and hold each Member and its Affiliates, and each of the direct and indirect members, partners, principals, officers, directors, managers and employees of each of the Members and each of their Affiliates (each, an “Indemnitee”), harmless from and against any Losses (including without limitation Losses arising from Recourse Liabilities) suffered or sustained by it by reason of the Recourse Liabilities or by reason of any acts, omissions or alleged acts or omissions by such Indemnitee on behalf of the Company within the scope of authority conferred on it by this Agreement, including, any judgment, award, settlement, reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that no Person shall be entitled to indemnification hereunder to the extent that the Losses incurred by such Person arose out of or were the result of such Person’s fraud, gross negligence or willful misconduct, the failure of such Person to comply with the provisions of this Agreement (other than the failure to make any additional Capital Contribution pursuant to Section 3.2), or such Person’s obligations to indemnify any other Person pursuant to the provisions of the Purchase Agreement.

(b)               No Indemnitee shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any action taken or failure to act on behalf of the Company unless such action or omission constituted fraud, gross negligence or willful misconduct or the failure of such Indemnitee to comply with the provisions of this Agreement (other than the failure to make any additional Capital Contribution pursuant to Section 3.2). Each Member shall indemnify, protect, defend and hold the Company, each other Member and each such other Member’s related Indemnitees harmless from and against any and all Losses suffered or sustained by it by reason of any act or omission constituting fraud, gross negligence or willful misconduct by such Member or any related Indemnitee of such Member or failure of such Member to comply with the provisions of this Agreement (other than the failure to make any additional Capital Contribution pursuant to Section 3.2); provided, however, that no Person shall be entitled to indemnification hereunder to the extent that the Losses incurred by such Person arose out of or were the result of such Person’s fraud, gross negligence or willful misconduct or the failure of such Person to comply with the provisions of this Agreement (other than the failure to make any additional Capital Contribution pursuant to Section 3.2).

12

(c)                If a claim or assertion of liability is made or asserted by a third party against an Indemnitee that, if prevailed upon by any such third party, would result in such Indemnitee being entitled to indemnification pursuant to this Section 6.56, such Indemnitee will forthwith give to the applicable indemnitor written notice of the claims or assertion of liability and request the indemnitor to defend the same. Failure to so notify the indemnitor will not relieve the indemnitor of any liability that the indemnitor might have to such Indemnitee except to the extent that such failure actually prejudices the indemnitor’s legal position. The indemnitor will have the obligation to defend the Indemnitee against such claim or assertion (if such Indemnitee is entitled to indemnification pursuant to this Section 6.6) and the indemnitor will give written notice to the Indemnitee of acceptance of the defense of such claim and the name of the counsel (who shall be reasonably acceptable to the Indemnitee) selected by the indemnitor to defend such claim. The Indemnitee will be entitled to participate with the indemnitor at the expense of the indemnitor in such defense and also will be entitled at its option (and at the expense of the Company) to employ separate counsel for such defense; provided, however, that if and to the proportionate extent the Indemnitee is found (by a final judgment of a court of competent jurisdiction) not to be entitled to indemnification hereunder, the Indemnitee shall reimburse the indemnitor for such expense). The indemnitor and the Indemnitee will cooperate with each other in the defense of any such action and the relevant records of each will be made available to the other with respect to such defense.

(d)               No Indemnitee will be entitled to indemnification under this Section 6.6 if it has entered into any settlement or compromise of any claim giving rise to any indemnifiable loss without the written consent of the indemnitor. If a bona fide settlement offer is made with respect to a claim and the indemnitor desires to accept and agree to such offer, the indemnitor will give written notice to the Indemnitee to that effect (the “Settlement Notice”). If the settlement offer includes a full release of the Indemnitee and the Indemnitee fails to consent to the settlement offer within ten calendar days after receipt of the Settlement Notice, then the Indemnitee will be deemed to have rejected such settlement offer and will be responsible for continuing the defense of such claim and, in such event, the maximum liability of the indemnitor as to such claim will not exceed the amount of such settlement offer plus any and all reasonable costs and expenses paid or incurred by the Indemnitee up to the date of the Settlement Notice and which are otherwise the responsibility of the indemnitor pursuant to this Section. If the settlement offer does not include a full release of the Indemnitee and the Indemnitee fails to consent to the settlement offer, the indemnitor shall continue to remain liable to the Indemnitee to the full extent set forth in this Section 6.6.

13

(e)                Any indemnification permitted under subsection (a) shall be made only out of the assets of the Company, and no Member shall be obligated to contribute to the capital of, or loan funds to, the Company to enable the Company to provide such indemnification.

(f)                The indemnification provided by this Section 6.6 shall be in addition to any other rights to which each Indemnitee may be entitled as a matter of law or otherwise, as to action in the Indemnitee’s capacity as a Managing Member, Member, as a director, officer, employee, constituent partner, shareholder or other Affiliate of a Member and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.

(g)               To the extent provided in the Annual Budget, the Company may purchase and maintain insurance on behalf of any one or more Indemnitees. If insurance is obtained for any Indemnitee, it shall be obtained on the same basis for all other Indemnitees who have comparable risks.

(h)               In no event may an Indemnitee subject an Affiliate or other related Indemnitee of a Member to personal liability by reason of the indemnification provisions of this Agreement.

(i)                 The provisions of this Section 6.6 are for the benefit of the Indemnitees and the heirs, successors, assigns, administrators and personal representatives of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons. The indemnification obligations under this Section 6.6 shall survive the sale of the Membership Interests by any Member, the sale of the Property by the Company or the dissolution of the Company.

(j)                 Notwithstanding anything to the contrary contained herein, all indemnification obligations of the Company are fully subordinated to any obligations relative to the Senior Loans or respecting the Properties and such indemnification obligations shall in no event constitute a claim against the Company if cash flow in excess of amounts necessary to pay obligations under the Senior Loans are insufficient to pay such indemnification obligations.

Section 6.7            Right of First Offer

For so long as the Non-Managing Member is a Member of the Company, Managing Member shall have a right of first offer (“ROFO”) to invest or otherwise participate in all joint ventured investments of Non-Managing Member with any Real Estate Investment Trust (REIT) which also involve the ownership or operation of assisted living or memory care facilities (an “Investment Opportunity”). Non-Managing Member shall deliver written notice to Managing Member of any Investment Opportunity, which details the terms and conditions of the Investment Opportunity. Managing Member shall have fifteen (15) Business Days from receipt of such notice to notify the Non-Managing Member of Managing Member’s intent to exercise the ROFO with respect to the Investment Opportunity. Failure to respond to the Non-Managing Member within the fifteen (15) Business Day period referenced in the immediately preceding sentence shall terminate Managing Member’s ROFO with respect to that Investment Opportunity, at which point the Non-Managing Member shall be entitled to offer the Investment Opportunity to any and all third parties on terms and conditions substantially similar to those presented to the Managing Member.

14

Notwithstanding Managing Members failure to exercise the ROFO with respect to an Investment Opportunity, in no event shall the Non-Managing Member be entitled to pursue an Investment Opportunity which otherwise violates the non-compete provisions of Section 6.5 of this Agreement.

Notwithstanding the foregoing, Managing Member acknowledges that Non-Managing Member’s obligations under this Section 6.7 shall be subject to its obligations to SHACT Group, LLC, a California limited liability company (“Senior ROFO Party”) existing prior to May 7, 2012 and, with respect thereto and any Investment Opportunities (but only such Investment Opportunities) which must first be presented to Senior ROFO Party, Managing Members’ rights under this Section 6.7 shall only apply to such Investment Opportunities that Senior ROFO Party elects not to participate in. The preceding sentence in no way effects Managing Member’s rights otherwise provided in this Section 6.7 with respect to any Investment Opportunities that are not the subject of Non-Managing Member’s obligations to Senior ROFO Party. The provisions of this Section 6.7 shall not apply following a Change of Control of Managing Member.

ARTICLE VII.
TRANSFER OF MEMBERSHIP INTERESTS

Section 7.1            General.

No Member may Transfer or permit the Transfer of all or any portion of its Membership Interest or any direct interest in such Member without the prior written consent of the other Member, which consent may be withheld at the sole and absolute discretion of such other Member, unless the Transfer is to either a Permitted Managing Member Transferee or a Permitted Non-Managing Member Transferee and unless and until all requirements and conditions stated in this Article, which shall be read and construed as a whole, have been satisfied in full or have been waived by the non-transferring Member. Any Transfer in violation of this Article shall be invalid, ineffective and not enforceable for any purpose. No authorization, consent or waiver applicable to one Transfer shall apply or be deemed to apply to any other Transfer or requested Transfer.

Section 7.2            Permitted Transferees.

(a)                A “Permitted Managing Member Transferee” means any Person Controlling, Controlled by or under common Control with Managing Member.

(b)               A “Permitted Non-Managing Member Transferee” means any Person Controlling, Controlled by or under common Control with Non-Managing Member.

Section 7.3            Right of First Refusal.

(a)                Third Party Offer. Any Member (“Selling Member”) who has received a Bona Fide Offer from a Third Party prospective purchaser (“Qualified Purchaser”), to purchase all (but not less than all) of the Selling Member's Membership Interest, before selling any of its Membership Interest, shall first offer the sale thereof to the other Member (the “Remaining Member”) upon the same terms and conditions stated in such Bona Fide Offer (“Right of First Refusal”). To avoid all doubt, any sale of less than all of the Membership Interest of a Member is subject to the prior written consent of the other Member (which may be withheld at the sole and absolute discretion of such other Member), except to the extent any exception contained in Section 7.2 applies, that is, the Transfer is to either a Permitted Managing Member Transferee or a Permitted Non-Managing Member Transferee. Notwithstanding the foregoing or anything else in this Agreement to the contrary no Member may Transfer or permit the Transfer of all or any portion of its Membership Interest or any direct or indirect interest in such Member while any such Transfer previously initiated by another Member is continuing and have not yet been completed or terminated in accordance with the applicable provisions of this Agreement.

15

(b)               Remaining Member’s Right to Purchase. The Remaining Member shall have the right to purchase all, but not part, of the Membership Interest of the Selling Member. If the Remaining Member does not exercise its right by written notice forwarded no later than thirty (30) days after receipt of such offer, then: a) the Selling Member may sell all (but not less than all) or its Membership Interest to the Qualified Purchaser under the same terms and conditions as are set forth in the original Bona Fide Offer and b) the Qualified Purchaser’s Unreturned Capital Contribution shall be the same as the Unreturned Capital Contribution of the Selling Member immediately before the sale. The sale to the Qualified Purchaser must be consummated within thirty (30) days from the last date on which the Remaining Member had the right to accept the offer to purchase, subject to reasonable extensions (not to exceed ninety (90) days) to (i) obtain an agreement with the holder(s) of any mortgage encumbering the Property and/or any mezzanine loan encumbering the Membership Interest to permit the Qualified Purchaser (and its designees, if applicable) to assume such loan(s), and release the Selling Member (and its designees, if applicable) from all liability with respect to such loan(s) arising from and after the closing with the Qualified Purchaser, and (ii) if applicable, transfer the licenses issued with respect to the facilities operated pursuant to the Leases. Evidence that the sale has been so consummated shall be supplied in writing by the Selling Member and the Qualified Purchaser to the Company and the Remaining Member. If the sale has not been consummated within said thirty (30) day period, as it may be extended, the rights of the Remaining Members to purchase shall again attach to the Membership Interest of the Selling Member and no sale may be made to any purchaser without again complying with the provisions of this Section 7.3 and the remainder of Article 7.

(c)                Closing. The purchase referred to in Section 7.3 shall be closed (the “ROFR Closing”) within forty-five (45) days following acceptance by the Remaining Member (the “ROFR Closing Date”), subject to reasonable extensions (not to exceed ninety (90) days) to (i) obtain an agreement with the holder(s) of any mortgage encumbering the Property and/or any mezzanine loan encumbering the Membership Interest to if applicable, to permit the Remaining Member (and its designees, if applicable) to assume such loan(s), release the Selling Member (and its designees, if applicable) from all liability with respect to such loan(s) arising from and after the ROFR Closing Date, and (iii) if applicable, transfer the licenses issued with respect to the facilities operated pursuant to the Leases. The ROFR Closing shall be held at the offices of Foley & Lardner LLP, 111 North Orange Avenue, Suite 1800, Orlando, Florida 32801, at 10:00 a.m. on the ROFR Closing Date, or at such other time or place as parties may agree. At the ROFR Closing: (i) the Selling Member shall deliver (A) an assignment of Membership Interest representing the Membership Interest sold by the Selling Member, subject to no pledge, lien or other encumbrance and (B) any and all other documents that may be reasonably required by the purchaser thereof, and (ii) the Remaining Member shall pay the agreed upon consideration.

16

Section 7.4            Effect of Assignment.

(a)                In the event of any sale, assignment or transfer permitted hereunder, the Company shall not be dissolved or wound up, but shall continue. No such sale, assignment or transfer shall relieve the assignor from any of its obligations under this Agreement accruing prior to such sale, assignment or transfer. Notwithstanding the foregoing, as a condition to any sale, transfer or assignment by a Member, the transferee or assignee must execute this Agreement (as amended) and agree to be bound by all of its terms and provisions.

(b)               Upon the Transfer of its entire Membership Interest in the Company and the admission of such Member’s transferee(s) as a substitute Member pursuant to this Article, a Member shall be deemed to have withdrawn from the Company.

(c)                If a Member Transfers less than all of its Membership Interest in the Company or if all or part of the direct or indirect ownership or other interests in a Member are Transferred such Member shall continue to have the sole and exclusive right to approve Major Decisions and to take other actions required or permitted under this Agreement, to the extent such Member had such right prior to the Transfer.

Section 7.5            Substitute Member.

The transferee of a Membership Interest shall be automatically admitted to the Company as a substitute Member, upon its compliance with this Article. Unless a transferee of a Membership Interest is admitted as a substitute Member under this Section 7.5, it shall have none of the powers of a Member hereunder and shall have only such rights of an assignee under the Delaware Act as are consistent with the other terms and provisions of this Agreement.

Section 7.6            Further Requirements.

In addition to the other requirements of this Article, and unless waived or modified in whole or in part by Non-Managing Member (if the transfer is by Managing Member or one of its transferees) or Managing Member (if the transfer is by Non-Managing Member or one of its transferees), no transfer of all or any portion of a Membership Interest may be made unless the following conditions are met:

(a)                The delivery to the Company of a fully executed copy of all transfer documents relating to the transfer, including (but without limitation) this Agreement, an instrument of transfer and the agreement in writing of the transferee to (i) be bound by the terms of this Agreement and (ii) pay all costs and expenses of the Company incident to the transfer.

(b)               The representation of the transferring Member and the transferee, and the delivery of an opinion of counsel reasonably acceptable to the non-transferring Members, that (i) the transfer will not cause the Company to be treated as an association taxable as a corporation for Federal income tax purposes, (ii) the transfer will not cause the Company to be treated as a “publicly traded Company” within the meaning of Section 7704 of the Code and (iii) the transfer will not violate the Securities Act of 1933, as amended, or any other applicable Federal or state securities laws, rules or regulations.

17

Section 7.7            Transfer Taxes.

The transferor of any Membership Interest shall be responsible for the payment of any transfer taxes payable in connection therewith unless the transferee shall otherwise agree.

Section 7.8            Managing Member’s Call Right.

At any time after the third anniversary of the Effective Date of this Agreement, the Managing Member shall have the right and option, but not the obligation, to purchase the Membership Interest from the Non-Managing Member for a sum equal to such amount as would be distributed to the Non-Managing Member pursuant to Section 4.2 if the Property were sold for the Option Price. The “Option Price” shall mean a mutually agreed upon price for the Property, or such other price as may be determined in the manner set forth by this Section 7.8. Managing Member shall exercise the call option by written notice to the Non-Managing Member (the “Call Option”). Thereafter, the Members shall act in a commercially reasonable, good faith manner to complete the repurchase of the Membership Interest within thirty (30) days after receipt of the Call Option by the Non-Managing Member. If, at the end of such thirty (30) days following the date of delivery of the Call Option, all parties are in agreement as to the fair market value of the Property, then the Non-Managing Member shall transfer its Membership Interest to the Managing Member in exchange for the payment in immediately available funds at closing provided in this Section 7.8, utilizing such agreed upon valuation, less actual transaction costs in accordance with the provisions of Section 4.2. If the Members have failed to agree upon the fair market value of the Property, each Member shall have a further ten (10) Business Days in which to hire an appraiser of their choice. If either the Managing Member or the Non-Managing Member fails to appoint their respective appraiser within the ten (10) Business Day period referenced in the immediately preceding sentence, the determination of the appraiser appointed by the other Member (if so appointed within such period) shall be conclusive and binding on the Members. If the appraisers appointed by the Managing Member and the Non-Managing Member are unable to agree upon the fair market value of the Property being valued within thirty (30) days after the appointment of the second of such appraisers, the two appraisers shall appoint a third appraiser. In such case, the average of the determinations of the three appraisers shall be conclusive and binding on the Members, unless the determination of one independent appraiser is disparate from the middle determination by more than twice the amount by which the third determination is disparate from the middle determination, in which case the determination of the most disparate appraiser shall be excluded, and the average of the remaining two determinations shall be conclusive and binding on the Members.

Section 7.9            Corporate Change of Control of Non-Managing Member

In the event of a Corporate Change of Control of Non-Managing Member which occurs without the consent of the Managing Member, the Non-Managing Member shall be deemed to have made an offer to sell of the Non-Managing Member’s Membership Interest immediately prior to the effectuation of the Corporate Change of Control. The purchase price for the Non-Managing Member’s Membership Interest shall be determined in the manner set forth in Section 7.8 hereinabove.

18

ARTICLE VIII.
CERTAIN REMEDIES

Section 8.1            No Partition.

Each Member hereby irrevocably waives any and all rights that it may have to maintain any action for partition of the Company Property.

Section 8.2            Litigation Without Termination.

Each Member shall be entitled to maintain, on its own behalf or on behalf of the Company, any action or proceeding against any other Member or the Company (including, without limitation, any action for damages, specific performance or declaratory relief) for or by reason of the breach by such party of this Agreement or any other agreement entered into in connection with this Agreement, notwithstanding the fact that any or all of the parties to such proceeding may then be Members in the Company.

Section 8.3            Attorneys’ Fees.

In the event of any dispute hereunder, or in connection with the execution of this Agreement, or otherwise relating to the relationship of the Members contemplated hereby, the prevailing party in any legal proceeding brought to resolve such dispute shall be entitled to recover from the non-prevailing party in any such proceeding, all of such prevailing party’s reasonable attorneys’ fees and disbursements, at both trial and appellate levels and in any administrative proceeding or bankruptcy proceeding. The provisions of this Section 8.3 shall survive the sale of the Membership Interests by any Member, the sale of the Property by the Company or the dissolution of the Company.

Section 8.4            Cumulative Remedies.

No remedy conferred upon the Company or any Member pursuant to this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute (subject, however, to the limitations expressly herein set forth).

Section 8.5            No Waiver.

No waiver by a Member or the Company of any breach of this Agreement shall be deemed to be a waiver of any other breach of any kind or nature, and no acceptance of payment or performance by a Member or the Company after any such breach shall be deemed to be a waiver of any breach of this Agreement, whether or not such Member or the Company knows of such breach at the time it accepts such payment or performance. Subject to any applicable statutes of limitation and any provisions in this Agreement to the contrary, no failure or delay on the part of a Member or the Company to exercise any right it may have under this Agreement shall prevent the exercise thereof by such Member or the Company, and no such failure or delay shall operate as a waiver of any breach of, or default under, this Agreement.

19

ARTICLE IX.
DISSOLUTION OF COMPANY

Section 9.1            Events Giving Rise to Dissolution.

No act, thing, occurrence, event or circumstance shall cause or result in the dissolution of the Company, except that the happening of any one of the following events shall work an immediate dissolution of the Company:

(a)                The sale of all or substantially all of the Company Property;

(b)               Approval by a majority of the Members to dissolve the Company;

(c)                The termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Delaware Act; or

(d)               The entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act, provided, however, that to the fullest extent permitted by law, the Members waive the right to seek and shall not seek or acquiesce in the entry of a decree of judicial dissolution.

(e)                Failure of the transaction described in the Purchase Agreement to close by July 31, 2012, as such date may be extended by the parties thereto.

Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member in the Company.

Without limitation on the other provisions hereof, neither the assignment of all or any part of a Membership Interest permitted hereunder nor the admission of a substitute member nor the bankruptcy, insolvency or dissolution of a Member shall, in and of itself, work the dissolution of the Company. Except as otherwise provided in this Agreement, each Member agrees that a Member may not withdraw or resign from or, to the fullest extent permitted by law, cause a voluntary dissolution of the Company.

Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

20

Notwithstanding any other provision of this Agreement, each of the Members waives any right it might have to dissolve the Company upon the Bankruptcy of a Member or the occurrence of an event that causes a Member to cease to be a member of the Company.

Section 9.2            Procedure.

(a)                Upon the dissolution of the Company, the Managing Member or, if Managing Member or its Affiliate is not the Managing Member, then such Person as the remaining Members or if there are no remaining Members, their personal representatives or other successors, shall select to wind up the Company’s affairs (the Managing Member or such other Person being referred to herein as the “Liquidating Trustee”) shall wind up the affairs of the Company. The Members shall continue to receive allocation of Net Income and Net Losses and distributions of Available Cash from Operations during the period of liquidation of the Company in the same manner and proportion as though the Company had not dissolved. The Liquidating Trustee shall, exercising due and prudent business judgment, determine the time, manner and terms of any sale or sales of Company Property pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions.

(b)               Following the satisfaction of all debts and liabilities of the Company and all expenses of liquidation (whether by payment or reasonable provision for payment thereof), the proceeds of the liquidation and any other funds of the Company shall be distributed in accordance with Section 4.2.

(c)                Each Member shall look solely to the assets of the Company for all distributions that such Member may be entitled to under this Agreement and shall have no recourse therefor (in the event of any deficit in an Member’s Capital Account or otherwise) against any other Member; provided that nothing herein contained shall relieve any Member of such Member’s obligation to pay any liability or indebtedness owing the Company by such Member and any reimbursements required to be made to the Company (including, without limitation, pursuant to Section 4.2) and the Company and the Members shall be entitled at all times to enforce such obligations of such Member. No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)               Notwithstanding any other provision of this Agreement to the contrary, upon liquidation of a Membership Interest (whether or not in connection with a liquidation of the Company), no Member shall have any liability to restore any deficit in its Capital Account. In addition, no allocation to any Member of any loss, whether attributable to depreciation or otherwise, shall create any asset of or obligation to the Company, even if such allocation reduces a Member’s Capital Account or creates or increases a deficit in such Member’s Capital Account; it is also the intent of the Members that no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company. The obligations of the Members to make contributions pursuant to Article 3 are for the exclusive benefit of the Company and not of any creditor of the Company; and no such creditor is intended as a third party beneficiary of this Agreement nor shall any such creditor have any rights hereunder, including, but without limitation, the right to enforce any Capital Contribution obligations of the Members.

21

(e)                Upon the completion of the liquidation of the Company and the distribution of all Company assets and if the Certificate of Formation of the Company shall have been cancelled in the manner required by the Delaware Act, the Company shall terminate.

ARTICLE X.
MISCELLANEOUS

Section 10.1        Notices.

All notices, consents or waivers shall be in writing and shall be deemed to have been duly given:

(a)                when delivered personally; or

(b)               seventy-two (72) hours after being mailed, registered or certified mail, return receipt requested, postage prepaid, to the respective addresses set forth below; or

(c)                one (1) Business Day after being delivered to a nationally-recognized overnight courier service, prepaid, marked for next day delivery, addressed to the addressee at its address set forth below; or

(d)               on the Business Day of receipt if received during normal business hours and, if received after the close of business, the first Business Day after receipt, if delivered by facsimile transmission to the fax number (if any) of the receiving party listed below, if receipt is confirmed in writing by the sending facsimile machine.

(e)                The addresses for notice are:

If to the Company, to its address set forth in Section 1.6 hereof:

If to Managing

Member:	SENTIO LEAH BAY, LLC

Attn: Scott Larche

189 S. Orange Ave., Suite 1700

Orlando, Florida 32801

Telephone No.: 407.999.7679

Telecopy No.: 407.999.5210

With a copy to:	Foley & Lardner LLP

111 North Orange Avenue

Suite 1800

Orlando, Florida 32801
Attention: Michael A. Okaty, Esq.
Telephone: 407.244.3229

Facsimile: 407.648.1743

22

If to Non-Managing

Member:	12115 NE 99th Street

Suite 1800

Vancouver, Washington
Telephone No.: 800.254.9442

Telecopy No.: 360.254.1770

With copies to:	Cherry Petersen Landry Albert LLP
8350 N. Central Exwy., Suite 1500
Dallas, Texas 75206
Attention: Terry Landry
Telephone No.: 214.265.9174

Telecopy No.: 214.265.7008

Section 10.2        Entire Agreement.

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, except for the Tenant Portfolio Agreement. This Agreement supersedes any prior agreement or understandings between the parties and/or their Affiliates with respect to the subject matter hereof and shall not amend or modify or in any way affect any other agreement or understanding between the parties hereto that are not related to the subject matter hereof.

Section 10.3        Amendments.

This Agreement may be amended by written agreement of amendment executed by all Members, but not otherwise.

Section 10.4        Governing Law.

This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflict of law provisions.

Section 10.5        Successors and Assigns.

Except as limited by this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and permitted assigns.

Section 10.6        Interpretation.

The section headings and captions contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. As used herein, the neuter gender shall include the masculine and feminine genders, and vice versa, and the singular, the plural, and vice versa, as the context demands. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. References herein to this Agreement shall be deemed to refer to this Agreement as of the date of such Agreement and as it may be amended thereafter, unless otherwise specified. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof. In the event any court or other adjudicative body of competent jurisdiction is called upon to interpret this Agreement, the language of this Agreement shall be construed as a whole, according to its fair meaning and intent, and not strictly for or against any party, regardless of which party drafted or was principally responsible for drafting the Agreement or any specific term or condition hereof. The Settlement Agreement has been circulated for editing to all parties. As such, the Agreement shall be deemed to have been drafted by all parties jointly, and no party shall be deemed to have drafted this Agreement, or any of its individual terms or conditions. No party may offer in evidence or otherwise use, for purposes of suggesting any interpretation of this Settlement Agreement, any prior drafts of this Agreement.

23

Section 10.7        Severability.

If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to other Persons or circumstances, shall not be affected thereby.

Section 10.8        Legal Counsel.

Legal counsel for a Member or one of its Affiliates (“Counsel”) may represent the Company in connection with legal work or issues arising in connection with the Company and/or the Operating Company (each, a “Matter”). Each Member recognizes and acknowledges that any such Counsel will be acting as legal counsel for the Company and/or the Operating Company with respect to each Matter and shall not be acting as the legal counsel of any individual Member. Each Member further recognizes and accepts that its interest with respect to any Matter may be adverse to the interests of the other Members and of the Company and/or the Operating Company. Each Member nevertheless consents to the representation of the Company and/or the Operating Company by such Counsel with respect to each Matter and waives for the benefit of each other Member and of such Counsel any potential or actual conflict of interest between or among such Members and between any such Members and the Company and/or the Operating Company. Each Member acknowledges that in the event of any future dispute or litigation between or among the Members and/or between any of the Members and the Company and/or the Operating Company, the Counsel may continue to represent its Member client, notwithstanding any such dispute and its prior representation of the Company and/or the Operating Company.

Section 10.9        Advice from Independent Counsel/Voluntary Agreement.

Notwithstanding the provisions of Section 10.8, the Members represent and warrant that (a) each of them is represented by legal and tax counsel of its choice, (b) each of them has consulted with such counsel regarding this Agreement, (c) each of them is fully aware of the meaning and the tax and other consequences of the provisions contained herein, (d) each of them has not relied in any way on any representation or other statement made by any other Member or its legal or tax counsel or by any other Person and (e) each of them has entered into this Agreement voluntarily and without coercion or duress of any kind.

24

Section 10.10    Counterparts.

This Agreement may be executed in any number of counterparts, and/or by facsimile and/or by electronic mail, each of which counterpart shall be deemed to be an original and all such counterparts taken together shall be deemed to constitute one and the same instrument. The signatories hereto confirm that any facsimile or electronic copy of another signatory’s executed counterpart of this Agreement (or its signature page) will be deemed to be an executed original.

Section 10.11    Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of a Member, and nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person, provided, however, that the Indemnitees and their respective successors and assigns are intended third-party beneficiaries of this applicable indemnification provisions set forth in this Agreement.

Section 10.12    WAIVER OF JURY TRIAL.

EACH MEMBER AND THE COMPANY HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE MEMBERS AND THE COMPANY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO TRIAL BY JURY WOULD OTHERWISE ACCRUE. THE MEMBERS AND THE COMPANY ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.13    Special Purpose Provisions.

(a)                Notwithstanding anything to the contrary set forth herein, the Company and the Members hereby agree that at all times:

(i)                 The Company shall not own any asset or property other than (A) the membership interests in each of the Operating Companies and (B) incidental personal property necessary for the ownership of such interests. The Company shall not allow the Operating Company to own any asset or property other than (x) the Property and (y) incidental personal property (including intangible personal property) necessary for the ownership or operation of the Property.

(ii)               The Company shall not allow the Operating Company to engage in any business other than as stated in Section 2 of each of the Operating Companies LLC Agreement. The Company will not engage in any business other than as stated in Section 1.4.

(iii)             The Company will maintain, and the Company shall cause the Operating Company to maintain, an arms-length relationship with their Affiliates, constituent parties and any other Persons furnishing services to them, and the Company will not enter, nor shall the Company allow the Operating Company to enter, into any contract or agreement or engage in any material transaction (as transferor or transferee) with any Affiliate of each of the Operating Companies or the Company or any constituent party of each of the Operating Companies or the Company, except for fair value and upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arms-length basis with third parties other than any such party. The Company will not engage, nor shall the Company allow the Operating Company to engage, in any transaction with any Affiliate of the Company, the Operating Company, any constituent party of the Company, any guarantors of the obligations of the Company or the Operating Company or any Affiliate of any constituent party, owner or guarantor (individually, a “Related Party” and collectively the “Related Parties”) involving any intent to hinder, delay or defraud any Person.

25

(iv)             The Company will be, and the Company shall cause the Operating Company to be, and at all times hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate or any constituent party thereof) except that the Operating Company shall be treated as a disregarded entity for federal, and to the extent applicable, state and local income tax purposes only.

The Members acknowledge that this Section 10.13 may be modified to include additional special purpose provisions if such provisions are required by a third party lender with respect to a transaction involving the Company.

Section 10.14 Patriot Act Representation. Each Member hereby represents and warrants that on the date hereof and throughout the term of this Agreement (a) none of the funds or other assets or any Member, or any principal of any of them, constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. Law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701 et seq., the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001 (Public Law 107-56), the Trading with the Enemy Act, 50 U.S.C. App 1 et seq., and any Executive Orders or regulation promulgated under any such legislation with the result that the investment in the Company is prohibited by law or is in violation of law (any such person, entity or government being referred to herein as an “Embargoes Person”), and (b) none of the funds of any Member or any such principal, as applicable have been derived from any unlawfully activity with the result that the investment in the Company or in any principal, as applicable, whether directly or indirectly, is prohibited by law or is in violation of law.

Section 10.15 OFAC Compliance and Source of Funds. Each Member represents and warrants that such Member is not now nor shall it be at any time hereafter an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC “Specially Designated Nationals and Blocked Persons”) or otherwise. Neither Member nor any Person who owns an interest in Member (collectively, a “Purchaser Party”) is now nor shall be at any time hereafter a Person with whom a U.S. Person, including a “financial institution” as defined in 31 U.S.C. § 5312(a)(2) (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(b)               Member’s Funds. Each Member represents and warrants that such Member has taken, and shall continue to take hereafter, such measures as are required by law to assure that the funds used to pay to the Company the Capital Contribution are derived from: (i) transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

26

(c)                Anti-Money Laundering Laws. Each Member represents and warrants that to the best of such Member’s knowledge after making due inquiry, neither Member nor any Purchaser Party, nor any Person providing funds to Member: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws (as hereinafter defined in this Section 10.15(c)); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws. For purposes of this Subsection (i), the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that: (w) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (x) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (y) require identification and documentation of the parties with whom a Financial Institution conducts business; or (z) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957.

Section 10.16 Plans & Specifications for Facilities. Managing Member acknowledges that the plans and specifications for the building prototype of the Facilities (the “Plans”) are protected by copyright owned by JEA Manager, and that except as expressly provided in this Section 10.16, no rights to use the Plans are being conferred to the Managing Member by this Agreement. Managing Member (for itself and its affiliates) agrees that except in connection with the ownership of (i) the Properties and (ii) any future property jointly developed and/or acquired by the Members, it will not construct any improvements utilizing the Plans unless agreed in writing by JEA Manager, which shall be subject to JEA Manager’s sole and absolute discretion.

ARTICLE XI.
BOOKS AND RECORDS

Section 11.1        Books and Records; Periodic Reporting.

(a)                The Managing Member shall maintain at the principal place of business of the Company separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of its business in accordance with modified accrual based income tax accounting consistently applied.

(b)               Except as provided in Section 4.2, the Company's federal and state income and other tax returns shall be prepared at the expense of the Company. All tax returns shall be signed on behalf of the Company and filed by the Managing Member and prepared in accordance with Section 2.1 of Exhibit B. At least ten (10) days prior to the due date, as the same may be extended, of each such Company tax return, the Managing Member shall transmit copies thereof to the Members for their review. In addition, as soon as reasonably possible each year, the Managing Member shall furnish each Member with such information as may be needed to enable such Member to file its federal income tax return and any required state income tax return. The cost of all such reporting shall be paid by the Company as a Company expense.

27

Section 11.2        Right to Inspection; Delivery of Information.

The Members shall have the right at all reasonable times, during their respective periods of membership in the Company, upon reasonable notice to examine and copy at the expense of the Company, the books and records of the Company.

Section 11.3        Notices of Default or Litigation.

In addition to the foregoing, any Member receiving any of the following notices or information (a “Receiving Member”) Managing Member shall promptly provide the other Member; provided, however, that Manager Member is not required to provide any such information which Non-Managing Member is already aware of in its capacity as JEA Manager.

(a)                written notice of any litigation, arbitration, or other proceeding or governmental investigation (including any survey results or inspection reports from any governmental authority) pending or, to Receiving Member’s knowledge, threatened against or relating to the Company, the Operating Company, the Property or the Receiving Member (other than any litigation, arbitration or other proceeding concerning any bankruptcy or default by a tenant); provided, that with respect to any such litigation, arbitration or other proceeding relating solely to a monetary claim of less than $10,000.00, Receiving Member shall not be required to provide notice (written or otherwise) of such claim in accordance with the terms of this clause;

(b)               a copy of all notices of default and violations of laws, regulations, codes, ordinances and the like received by the Company or Receiving Member relating to (i) the Company, (ii) the Operating Company, (iii) any Member, or (iv) the Property;

(c)                a copy of all notices of default or any other correspondence sent by the Company to, or received by the Company from, the (i) Manager under the Management Agreement or the (ii) Senior Lender.

ARTICLE XII.
RIGHTS AND OBLIGATIONS OF MANAGING MEMBER

Section 12.1        Rights and Obligations of Managing Member.

The Managing Member shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Company for the purposes herein stated, and shall have the power to perform, or cause to be performed, among others, all of the following:

(a)                operate, maintain and manage the Company Property in a manner necessary and appropriate for the accomplishment of the purposes of the Company;

28

(b)               cause the Operating Company to enter into any necessary and appropriate agreements and contracts deemed necessary and appropriate in connection with the management, maintenance and operation of the Property;

(c)                as a fiduciary for the Company, hold and distribute funds to the Members by way of cash, income and return of capital, or otherwise, in accordance with the provisions of this Agreement;

(d)               contract on behalf of the Company and/or the Operating Company for the engagement of independent contractors and supervise such contractors in connection with the rendering of services to the Company and/or the Operating Company;

(e)                obtain insurance policies for that the Property and potential liabilities and risks of the Company in appropriate amounts (subject to availability at commercially reasonable rates);

(f)                prepare and adopt the annual budgets for the Company and the Operating Companies;

(g)               The Members stipulate and agree that Managing Member has used reasonable commercial efforts to perform its obligations under this Section 12.1 with respect to the management and operation of the Company if and to the extent and during the applicable time periods that such management and operational matters are within the purview of the obligations of a JEA Manager pursuant to an applicable JEA Management Agreement.

[Signature Pages Follow]

29

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement, as of the date first set forth above.

SENTIO LEAH BAY, LLC,
a Delaware limited liability company

By:	Sentio Healthcare Properties, Inc., a
Maryland corporation, its Manager

By:
John Mark Ramsey, CEO

[SIGNATURE OF ERWIN FAMILY PROPERTIES I, L.L.C. ON THE FOLLOWING PAGE]

30

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement, as of the date first set forth above.

ERWIN FAMILY PROPERTIES I, L.L.C.,
a Washington limited liability company

By:
________________, Manager

[JOINDER BY MEMBERS OF TENANT PORTFOLIO ON THE FOLLOWING PAGE]

31

JOINDER

BY MEMBERS IN

SENTIO LEAH BAY TRS PORTFOLIO, LLC,

a Delaware limited liability company

The undersigned being the sole members in Sentio Leah Bay TRS Portfolio, LLC, a Delaware limited liability company, do hereby join in the execution of this Agreement to confirm their agreement that (i) as to Sentio Leah Bay TRS, LLC, the entire Membership Interest of Managing Member in the Company shall be included with the entire membership interest of Sentio Leah Bay TRS, LLC in Tenant Portfolio, and (ii) as to Erwin Family Properties I, LLC, the entire Membership Interest of Non-Managing Member in the Company shall be included with the entire membership interest of Erwin Family Properties I, LLC, in Tenant Portfolio, as to each of subclauses (i) and (ii), both under the under the provisions of Article 7 of this Agreement.

SENTIO LEAH BAY TRS, LLC,
a Delaware limited liability company

By:	Sentio Healthcare Properties, Inc., a
Maryland corporation, its Manager

By:
John Mark Ramsey, CEO

[SIGNATURE PAGE OF ERWIN FAMILY PROPERTIES I, L.L.C. OF JOINDER BY MEMBERS OF TENANT PORTFOLIO ON THE FOLLOWING PAGE]

32

ERWIN FAMILY PROPERTIES I, L.L.C.,
a Washington limited liability company

By:
________________, Manager

33

EXHIBIT A

DEFINITIONS

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is Controlled by or is under common Control with such Person or of an Affiliate of such Person.

“Agreement” shall mean this limited liability company agreement, as amended, modified or supplemented from time to time in accordance with its terms together with the Exhibits attached hereto.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 10.15(c).

“Assumption and Release Agreements” shall mean those certain assumption and release agreements between Senior Lender and Operating Companies.

“Available Cash from Operations” shall mean all cash funds of the Company on hand from time to time after reduction for (a) all Company Costs and Expenses that are due and payable as of such date, (b) the Threshold Working Capital Amount and (c) the Capital Expenditure Threshold.

“Bankruptcy” shall mean, with respect to any Person, if such Person: (a) makes an assignment for the benefit of creditors; (b) files a voluntary petition in bankruptcy, (c) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings; (d) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation; (e) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature; (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties; or (f) if one hundred twenty (120) days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Delaware Act.

“Bona Fide Offer" means a written offer by a Qualified Purchaser to buy the entire Membership Interest of a Member accompanied by a cash deposit of a sum not less than five percent (5%) of the total proposed purchase price.

“Business Day” shall mean Monday through Friday of each week, except that a legal holiday recognized as such by the United States shall not be regarded as a Business Day.

“Call Option” shall have the meaning set forth in Section 7.8.

A-1

“Capital Account” shall mean, with respect to each Member, the account established and maintained for the Member on the books of the Company in compliance with Treasury Regulation §§1.704-1(b)(2)(iv) and 1.704-2, as amended. This definition shall be interpreted and applied in a manner consistent with such Treasury Regulations. Subject to the preceding sentence, each Member’s Capital Account will initially equal the amount of cash and fair market value of property contributed (as of the date of such contribution, net of liabilities that the Company is considered to assume or take subject to under Code Section 752) by such Member to the Company and throughout the term of the Company will be (a) increased by the amount of (1) income and gains allocated to such Member and (2) the amount of any cash and the fair market value of any property subsequently contributed by such Member to the Company (as of the date of such contribution, net of liabilities that the Company is considered to assume or take subject to under Code Section 752), and (b) decreased by the amount of (1) losses and deductions allocated to such Member and (2) the amount of distributions of cash and the fair market value of distributions of property (as of the date of such distribution, net of liabilities that the Member is considered to assume or take subject to under Code Section 752) distributed to such Member.

“Capital Contributions” shall mean the capital contributions of the Members required or permitted under Section 3.1 or 3.2.

“Capital Expenditure” shall mean any expenditure(s) for assets having a useful life in excess of one (1) year.

“Capital Expenditures Threshold” shall mean the greater of (i) Capital Expenditures reflected in the Approved Budget or (ii) SEVEN HUNDRED FIFTY DOLLARS ($750) per residential unit contained within each Property (currently $114,000).

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any succeeding law).

“Commissioner” means the Commissioner of the Internal Revenue Service of the United States of America.

“Company” shall mean Sentio Leah Bay Portfolio, LLC, a Delaware limited liability company.

“Company Costs and Expenses” shall mean all of the permitted expenditures of any kind made or to be made with respect to the direct or indirect operations of the Company and/or the Operating Company, including, without limitation, all required debt service payments, all amounts payable pursuant to any management, leasing or other agreement relating to the Property, costs of improvements to be made with respect to the Property, ad valorem taxes, federal, state and local taxes, assessment and school fees, insurance premiums, repair and maintenance costs, engineering fees, advertising and other marketing expenses, professional fees, utilities costs, overhead, costs, general and administrative costs of each of the Operating Companies and the Company and all other types of permitted costs, expenses, charges, liabilities and obligations of the Company and/or the Operating Company, as limited herein.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

A-2

“Company Property” shall mean the Property and all other property of whatever kind or nature owned by the Company from time to time.

“Contributing Member” shall have the meaning set forth in Section 3.2(b).

“Control” when used with respect to any specified Person, as such or in any related meaning, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, membership or partnership interests, by contract or otherwise.

“Corporate Change of Control” means, with respect to a Member, (i) any transaction or series of related transactions (including without limitation any merger or consolidation) as a result of which the person(s) or entity(ies) that directly or indirectly through one or more intermediaries has a majority of the membership, ownership or control rights in the Member immediately prior to such transaction ceases to have a majority of the membership, ownership or control rights in the Member immediately subsequent to such transaction; (ii) any reorganization or restructuring of a Member involving fifty percent (50%) or more of the ownership or membership interests in the Member; (iii) any sale of all or substantially all of the assets of the Member; (iv) any redemption or sale of fifty percent (50%) or more of the ownership interests in the Member, including the issuance of warrants, options or other rights to acquire such interests; (v) issuance of ownership interests in the Member or any convertible debt security or debt security issued together with warrants or options, or any sale, conveyance or other disposition of any other form of securities in the other Member that, in combination, when issued or exercised would affect the ownership of fifty percent (50%) or more of the ownership interests in the Member; or (vi) any of the transactions described in subsection (ii)-(v) above with respect to any entity that owns or controls more than fifty-one percent (51%) of the membership, ownership or control interests in the Member, without the prior written consent of the other Member. For purposes hereof, “control” (or other similar variations thereof) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Member, whether through membership, ownership of voting securities, by contract or otherwise.

“Counsel” shall have the meaning set forth in Section 10.8.

“Delaware Act” shall have the meaning set forth in the Explanatory Statement.

“Effective Date” shall have the meaning set forth in the Preamble.

“Embargoes Person” shall have the meaning set forth in Section 10.14.

“Financial Institution” shall have the meaning set forth in Section 10.15(a).

“Fiscal Year” shall mean the 12-month period ending December 31 of each year; the first Fiscal Year shall begin on the date of this Agreement and the last Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed. To the extent any computation or other provision hereof provides for action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the initial and final Fiscal Years to reflect that such periods are less than full calendar year periods.

A-3

“Formation Date” shall have the meaning set forth in Section 1.1.

“Indemnitee” shall have the meaning set forth in Section 6.6(a).

“Interests” shall mean the interests of the Company in and to the Operating Company.

“Investment Opportunity” shall have the meaning set forth in Section 6.7.

“JEA Principal” shall mean Gerald Erwin or Cody Erwin, as the context may require.

“Leases” shall mean those certain Lease Agreements dated as of even date herewith between each Operating Company and each Tenant with respect to the Properties, as all of the same may be modified, amended, restated or consolidated from time to time.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, encumbrance, charge or security interest, other than liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings.

“Liquidating Trustee” shall have the meaning set forth in Section 9.2(a).

“Losses” shall mean the dollar amounts of all costs, claims, suits, actions, losses, liabilities, obligations, reasonable fees and expenses of any kind or nature, including costs and expenses of accountants, attorneys and other professionals, judgments, fines, penalties, settlements and all other costs and expenses of any nature or type actually paid or incurred by a specified Person; provided, however, that Losses shall not include lost profits or consequential or punitive damages.

“Major Decision Notice” shall have the meaning set forth in Section 5.1(c).

“Major Decision(s)” shall have the meaning set forth in Section 5.1(b).

“Management Agreement” shall have the meaning set forth in Section 5.2.

“Managing Member Related Persons” shall have the meaning set forth in Section 6.5.

“Matter” shall have the meaning set forth in Section 10.8.

“Member(s)” shall mean Managing Member and Non-Managing Member and their permitted successors and assigns in its or their capacities as Members in the Company.

“Member Loan” shall have the meaning set forth in Section 3.2(b).

“Membership Interest” shall mean the interest of a Member in the Company, including, without limitation, such Member’s right (a) to allocations of items of income, gain, loss, deduction, and credit of the Company as set forth in Exhibit B hereto; (b) to a distributive share of the assets of the Company as set forth in Articles 4 and 9; and (c) to participate in the management and operation of the Company in accordance with this Agreement.

A-4

“Membership Percentage” shall mean, for Non-Managing Member, 20% and for Managing Member, 80%.

“Net Capital Transaction Proceeds” shall mean the proceeds from (a) any financing or refinancing of the Property or any part thereof and (b) any sale, disposition, taking or loss of any direct or indirect interest in the Property or any part thereof, or all of the Membership Interests (but not part thereof) or any other interest therein, less payment of all costs and other expenses related thereto, any amounts expended to repair or replace any part of the Property taken or destroyed, all Company Costs and Expenses and all other obligations of the Company and/or the Operating Company then due. Without limiting the generality of the foregoing, proceeds shall include but not be limited to the proceeds from any eminent domain proceeding or conveyance in lieu thereof or from title insurance or casualty insurance, other than rental income insurance.

“Net Income” and “Net Losses” mean the income or losses of the Company as determined in accordance with the method of accounting followed by the Company for federal income tax purposes, including for all purposes: (1) any income exempt from tax; (2) any expenditures of the Company which are described in Code Section 705(a)(2)(B) or are treated as Code Section 705(a)(2)(B) expenditures under Treasury Regulation § 1.704-1(b)(2)(iv)(i); and (3) any adjustments to the book value of any Company asset pursuant to the Treasury Regulations; provided, however, if any property is carried on the books of the Company at a value that differs from that property’s adjusted basis for tax purposes, then any gain, loss, depreciation and amortization with respect to such property shall be computed with reference to the book value of such property, consistently with the requirement of Treasury Regulation § 1.704-1(b)(2)(iv)(g).

“Non-Compete Period” shall have the meaning set forth in Section 6.5(b).

“Non-Contributing Member” shall have the meaning set forth in Section 3.2(b).

“Non-Recourse Carveout Guarantees” shall refer to the guarantees referred to in the Assumption and Release Agreements.

“OFAC” shall have the meaning set forth in Section 10.15(a).

“Operating Company” shall mean Amber Glen Landlord, LLC, Mill Creek Landlord, LLC, Sugar Creek Landlord, LLC and Hudson Creek Landlord, LLC, each a Delaware limited liability company and the one hundred percent (100%) fee owner of the Urbana Property, Springfield Property, Normal Property and Bryan Property, respectively, as the context may require.

“Operating Company Available Cash” shall mean all cash funds of each of the Operating Companies on hand from time to time after: (a) payment of all Company Costs and Expenses (relating to the Operating Company) that are due and payable as of such date; and (b) provision for the payment of all Company Costs and Expenses that the Operating Company is obligated to pay within ninety (90) days of such date, but in all instances, the Operating Companies shall not make any distributions which would cause the amount of working capital for the applicable Operating Company to be less than the Threshold Working Capital Amount for such entity.

A-5

“Option Price” shall have the meaning set forth in Section 7.8.

“Patriot Act” shall have the meaning set forth in Section 10.15(c)

“Person” shall mean an individual, corporation, partnership, limited liability company, trust, estate, unincorporated organization, association or other legally recognized entity.

“Permitted Managing Member Transferee” shall have the meaning set forth in Section 7.2(a).

“Permitted Non-Managing Member Transferee” shall have the meaning set forth in Section 7.2(b).

“Property” shall mean that certain land and improvements communities known as the “Urbana Property”, the “Springfield Property”, the “Normal Property”, and the “Bryan Property”, as the context may require.

“Purchaser Party” shall have the meaning set forth in Section 10.15(a).

“Qualified Purchaser” shall have the meaning set forth in Section 7.3(a) hereof.

“Recourse Liabilities” means any obligation, guaranty or indemnity by a Member under any loan to the Company or any Operating Company.

“Related Party” and “Related Parties” shall have the meaning set forth in Section 10.13(a)(iii).

“Remaining Member” shall have the meaning set forth in Section 7.3(a).

“Right of First Refusal” shall have the meaning set forth in Section 7.3(a) hereof.

“ROFO” shall have the meaning set forth in Section 6.7 hereof.

“ROFR Closing” shall have the meaning set forth in Section 7.3(c).

“ROFR Closing Date” shall have the meaning set forth in Section 7.3(c).

“Selling Member” shall have the meaning set forth in Section 7.3(a) hereof.

“Senior Lender” shall mean Fannie Mae as assignee of Red Mortgage Capital, Inc..

“Senior Loans” shall mean those certain loans from Senior Lender to Operating Companies as referred to in the Assumption and Release Agreements.

“Senior Loan Documents” shall mean those documents described in Exhibit B of the Assumption and Release Agreements, the Subordination, Assignment and Security Agreements and any other agreements, documents or certificates executed by the Operating Companies or other Persons in connection the foregoing, as all of the same are modified substantially in accordance with the provisions of the Senior Loan Terms, and as all of the same may be further modified, amended, restated or consolidated with the written consent of the Members from time to time.

A-6

“Sentio Principal” shall mean Sentio Healthcare Properties, Inc., a Maryland corporation

“Settlement Notice” shall have the meaning set forth in Section 6.6(d) hereof.

“Specially Designated Nationals and Blocked Persons” shall have the meaning set forth in Section 10.15(a).

“Subordination, Assignment and Security Agreements” shall mean those certain subordination, assignment and security agreements between the Operating Companies, Senior Lender, JEA Manager and Tenants.

“Tenant” shall mean shall mean Amber Glen TRS, LLC, Mill Creek TRS, LLC, Sugar Creek TRS, LLC and Hudson Creek TRS, LLC, each a Delaware limited liability company and the tenant under the respective Lease of the Urbana Property, Springfield Property, Normal Property and Bryan Property, respectively, as the context may require.

“Tenant Portfolio” shall mean Sentio Leah Bay TRS Portfolio, LLC, a Delaware limited liability company and the owner of a one hundred percent (100%) membership interest in the Tenants.

“Tenant Portfolio Agreement” shall mean shall mean the limited liability company agreement of Tenant Portfolio, as amended, modified or supplemented from time to time in accordance with its terms together with the Exhibits attached hereto.

“Term” shall have the meaning set forth in Section 1.3.

“Senior Loan Terms” shall have the meaning set forth in Section 3.4.

“Third Party” shall mean any Person that is not a Member or an Affiliate of a Member.

“Threshold Working Capital Amount” shall mean, at the time any distribution is contemplated (but not less often than quarterly), without duplication of any required minimum working capital requirements as set forth in the Tenant Portfolio Agreement, the aggregate amount of Thirty Thousand Dollars ($30,000) for each Operating Company.

“Transfer” and related usages of that term shall mean any sale, transfer, assignment, pledge, hypothecation or other disposal of all or any part of a Membership Interest (including economic interests) or any direct or indirect ownership interest in a Member in any manner, whether directly or indirectly by Transfer of all or a portion of any type of equity, profits, distribution or other ownership interest, and shall include the ability to approve or have any right to vote on, consent to or veto any decision or matter set forth in this Agreement and a right to receive any share or portion of payments of dividends, distributions or profits.

“Treasury Regulations” or “Regulations” shall mean the regulations promulgated under the Code, as such regulations are in effect from time to time.

“Unreturned Capital Contribution” shall mean, as calculated and determined with respect to each Member, the initial capital contribution of such Member, increased by additional Capital Contributions and only reduced by any distributions of capital pursuant to Sections 4.2(e) and (f) hereof. As of the date hereof, the amount of the Unreturned Capital Contribution of Managing Member is $392,000 and the amount of the Unreturned Capital Contribution of Non-Managing Member is $98,000 .

“U.S. Person” shall have the meaning set forth in Section 10.15(a).

A-7

EXHIBIT B

CERTAIN TAX AND ACCOUNTING MATTERS

ARTICLE I
ALLOCATION OF INCOME AND LOSSES

Section 1.1 Capital Account. Capital Account shall have the meaning set forth in Exhibit A to this Agreement.

Section 1.2 Capital Account Adjustments for Revaluations. Whenever the Company would be permitted to adjust the Capital Accounts of the Members pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(f) to reflect revaluations of Company Property, the Company may so adjust the Capital Accounts of the Members. In the event that the Capital Accounts of the Members are adjusted pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(f) to reflect revaluations of Company Property (a) the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulation §1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (b) the Members’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in accordance with Code Section 704(c), and (c) the amount of upward and/or downward adjustments to the book value of any Company Property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of this Exhibit. Consistent with the requirements of Code Section 704(c) and the preceding sentence, the Company hereby adopts and shall use the “traditional allocation method” pursuant to Regulation Section 1.704-(3)(b) with no “curative allocations” to offset the effects of the “ceiling rule.” In the event that Code Section 704(c) applies to any Company Property, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulation §1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such Company Property.

Section 1.3 Allocations of Net Income and Net Losses.

(a) Allocation of Net Income. After giving effect to Section 1.5 of this Exhibit, for any Fiscal Year, the items of income, expense, gain and loss of the Company comprising Net Income shall be allocated as follows:

(1) First, to the Members who have previously been allocated Net Losses pursuant to Section 1.5(f)(3) of this Exhibit in the reverse order (as to the periods in which such Net Losses were allocated) and in the same ratio of such Net Losses so allocated, until the aggregate Net Income allocated to each such Member pursuant to this Section 1.3(a)(1) is equal to the aggregate Net Losses allocated to that Member pursuant to said Section 1.5(f)(3);

B-1

(2) Second, to the Members who have previously been allocated Net Losses pursuant to Section 1.5(f)(2) of this Exhibit in the reverse order (as to the periods in which such Net Losses were allocated) and in the same ratio of such Net Losses so allocated, until the aggregate Net Income allocated to each such Member pursuant to this Section 1.3(a)(2) is equal to the aggregate Net Losses allocated to that Member pursuant to said Section 1.5(f)(2);

(3) Third, to the Members who have previously been allocated Net Losses pursuant to Section 1.3(b)(5) of this Exhibit in the reverse order (as to the periods in which such Net Losses were allocated) and in the same ratio of Net Losses so allocated, until the aggregate Net Income allocated to each such Member pursuant to this Section 1.3(a)(3) is equal to the aggregate Net Losses allocated to that Member pursuant to said Section 1.3(b)(5);

(4) Fourth, to the Managing Member until the aggregate Net Income allocated to the Managing Member pursuant to this Section 1.3(a)(4) equals the (i) sum of (A) the amount of distributions for the current and all prior Fiscal Years to the Managing Member pursuant to Section 4.1(c), (B) the additional amount that currently would be required to be distributed to the Managing Member pursuant to Section 4.1(c) of the Agreement to provide the Managing Member with the Managing Member Preferred Return and (C) the aggregate amount of Net Losses allocated to the Managing Member pursuant to Section 1.3(b)(4) of this Exhibit;

(5) Fifth, to the Non-Managing Member until the aggregate Net Income allocated to the Non-Managing Member pursuant to this Section 1.3(a)(5) equals the (i) sum of (A) the amount of distributions for the current and all prior Fiscal Years to the Non-Managing Member pursuant to Section 4.1(d), (B) the additional amount that currently would be required to be distributed to the Non-Managing Member pursuant to Section 4.1(d) of the Agreement to provide the Non-Managing Member with the Non-Managing Member Preferred Return and (C) the aggregate amount of Net Losses allocated to the Non-Managing Member pursuant to Section 1.3(b)(3) of this Exhibit;

(6) Sixth, to the Members, in accordance with their respective Membership Percentages until the aggregate Net Income allocated to each Member pursuant to this Section 1.3(a)(6) equals (A) the amount of distributions for the current and all prior Fiscal Years to said Member pursuant to Section 4.1(e), (B) the additional amount that currently would be required to be distributed to said Member pursuant to Section 4.1(e) of the Agreement to provide the Members with a twelve percent (12%) cumulative, non-compounding annual return upon and in respect to the amount of their respective Unreturned Capital Contribution and (C) the aggregate amount of Net Losses allocated to said Member pursuant to Sections 1.3(b)(2) of this Exhibit;

(7) Thereafter, (i) thirty-five percent (35%) to Non-Managing Member, and (ii) sixty-five percent (65%) to Managing Member;

(b) Allocation of Net Losses. After giving effect to Section 1.5 of this Exhibit, for any Fiscal Year, the items of income, expense, gain and loss of the Company comprising Net Losses shall be allocated as follows:

(1) First, (i) thirty-five percent (35%) to the Non-Managing Member, and (ii) sixty-five percent (65%) to Managing Member, until the aggregate amount of Net Losses allocated pursuant to this Section 1.3(b)(1) equals the aggregate amount Net Income allocated pursuant to Section 1.3(a)(7) of this Exhibit;

B-2

(2) Second, to the Members, pro rata in accordance with their respective Membership Percentages until the aggregate amount of Net Losses allocated pursuant to this Section 1.3(b)(2) equals the aggregate amount Net Income allocated pursuant to Section 1.3(a)(6) of this Exhibit; and

(3) Third, to the Non-Managing Member until the aggregate amount of Net Losses allocated to the Non-Managing Member pursuant to this Section 1.3(b)(3) equals the aggregate amount Net Income allocated pursuant to Section 1.3(a)(5) of this Exhibit;

(4) Fourth, to the Managing Member until the aggregate amount of Net Losses allocated to the Managing Member pursuant to this Section 1.3(b)(4) equals the aggregate amount Net Income allocated pursuant to Section 1.3(a)(4) of this Exhibit;

(5) Thereafter, to the Members, pro rata in accordance with their respective Membership Percentages.

(c) Interest paid or accrued in connection with Member Loans shall be deducted in accordance with the appropriate U.S. income tax rules and shall be deducted as a deductible partnership expense for purposes of calculating taxable income, taxable loss, Net Profits and Net Losses.

Section 1.4 Allocations of Net Capital Gain and Net Capital Loss.

(a) Allocation of Net Capital Gain. After giving effect to Section 1.5 and Section 1.3 of this Exhibit, for any Fiscal Year, the items of income, expense, gain and loss of the Company comprising Net Capital Gain shall be allocated as follows:

(1) First, to the Members who have previously been allocated Net Losses or Net Capital Loss pursuant to Section 1.5(f)(3) of this Exhibit in the reverse order and in the same ratio of such Losses so allocated, until the aggregate Net Capital Gain and Net Income allocated to each such Member pursuant to this Section 1.4(a)(1) and Section 1.3(a)(1) is equal to the aggregate Net Losses and Net Capital Loss allocated to that Member pursuant to said Section 1.5(f)(3);

(2) Second, to the Members who have previously been allocated Net Losses or Net Capital Loss pursuant to Section 1.5(f)(2) of this Exhibit in the reverse order and in the same ratio of such Losses so allocated, until the aggregate Net Capital Gain and Net Income allocated to each such Member pursuant to this Section 1.4(a)(2) and Section 1.3(a)(2) is equal to the aggregate Net Losses and Net Capital Loss allocated to that Member pursuant to said Section 1.5(f)(2);

(3) Third, to the Managing Member until the aggregate Net Capital Gain allocated to the Managing Member pursuant to this Section 1.4(a)(3) causes the Adjusted Capital Account of the Managing Member to equal the amount, which, if distributed pursuant to Section 4.2(c) of the Agreement on the date on which such allocation is being made, would cause the Managing Member to receive a ten percent (10%) cumulative, non-compounding annual return upon and in respect to the amount of the Unreturned Capital Contribution of Managing Member taking into account the aggregate amount distributed to the Managing Member pursuant to Sections 4.1 and 4.2(c) of the Agreement from the inception of the Company through the date on which the allocation under this Section 1.4(a)(3) is being made;

B-3

(4) Fourth, to the Non-Managing Member until the aggregate Net Capital Gain allocated to the Non-Managing Member pursuant to this Section 1.4(a)(4) causes the Adjusted Capital Account of the Non-Managing Member to equal the amount, which, if distributed pursuant to Section 4.2(d) of the Agreement on the date on which such allocation is being made, would cause the Managing Member to receive a ten percent (10%) cumulative, non-compounding annual return upon and in respect to the amount of the Unreturned Capital Contribution of Non-Managing Member taking into account the aggregate amount distributed to the Non-Managing Member pursuant to Sections 4.1 and 4.2(d) of the Agreement from the inception of the Company through the date on which the allocation under this Section 1.4(a)(4) is being made;

(5) Fifth, to the Managing Member until the aggregate Net Capital Gain allocated to the Managing Member pursuant to this Section 1.4(a)(5) causes the Adjusted Capital Account of the Managing Member to equal the amount, which, if distributed pursuant to Section 4.2(e) of the Agreement on the date on which such allocation is being made, would cause the Managing Member to receive an amount equal to its Unreturned Capital Contribution balance;

(6) Sixth, to the Non-Managing Member until the aggregate Net Capital Gain allocated to the Non-Managing Member pursuant to this Section 1.4(a)(6) causes the Adjusted Capital Account of the Non-Managing Member to equal the amount, which, if distributed pursuant to Section 4.2(f) of the Agreement on the date on which such allocation is being made, would cause the Managing Member to receive an amount equal to its Unreturned Capital Contribution balance;

(7) Seventh, to the Members, in accordance with their respective Membership Percentages until the aggregate Net Capital Gain allocated to the Members pursuant to this Section 1.4(a)(7) causes the Adjusted Capital Account of each Member to equal the amount, which, if distributed pursuant to Section 4.2(g) of the Agreement on the date on which such allocation is being made, would cause said Member to achieve a twelve percent (12%) cumulative, non-compounding annual return upon and in respect to the amount of their respective Unreturned Capital Contribution taking into account the aggregate amount distributed to said Member pursuant to Sections 4.1 and 4.2(g) of the Agreement from the inception of the Company through the date on which the allocation under this Section 1.4(a)(7) is being made; and

(8) Eighth, (i) thirty-five percent (35%) to Non-Managing Member, and (ii) sixty-five percent (65%) to Managing Member.

(b) Allocation of Net Capital Loss. After giving effect to Section 1.5 and Section 1.3 of this Exhibit, for any Fiscal Year, the items of income, expense, gain and loss of the Company comprising Net Capital Loss shall be allocated as follows:

B-4

(1) First, (i) thirty-five percent (35%) to Non-Managing Member, and (ii) sixty-five percent (65%) to Managing Member, in an amount equal to the excess, if any, of (i) the cumulative Net Capital Gain allocated pursuant to Section 1.4(a)(8) of this Exhibit B for all prior Fiscal Years over (ii) the cumulative Net Capital Loss allocated pursuant to this Section 1.4(b)(1) for all prior Fiscal Years;

(2) Second, to the Members, pro rata in accordance with their respective Membership Percentages in an amount equal to the excess, if any, of (i) the cumulative Net Capital Gain allocated pursuant to Section 1.4(a)(7) of this Exhibit B for all prior Fiscal Years over (ii) the cumulative Net Capital Loss allocated pursuant to this Section 1.4(b)(2) for all prior Fiscal Years;

(3) Third, to the Non-Managing Member until the aggregate Net Capital Loss allocated to the Non-Managing Member pursuant to this Section 1.4(b)(3) causes the Adjusted Capital Account of the Non-Managing Member to equal the amount, which, if distributed pursuant to Section 4.2(d) of the Agreement on the date on which such allocation is being made, would cause the Non-Managing Member to receive an amount equal to its Unreturned Capital Contribution balance;

(4) Fourth, to the Managing Member until the aggregate Net Capital Loss allocated to the Managing Member pursuant to this Section 1.4(b)(4) causes the Adjusted Capital Account of the Managing Member to equal the amount, which, if distributed pursuant to Section 4.2(c) of the Agreement on the date on which such allocation is being made, would cause the Managing Member to receive an amount equal to its Unreturned Capital Contribution balance;

(5) Fifth, to the Non-Managing Member until the aggregate Net Capital Loss allocated to the Non-Managing Member pursuant to this Section 1.4(b)(5) causes the Adjusted Capital Account of the Non-Managing Member to equal zero; and

(6) Sixth, to the Managing Member until the aggregate Net Capital Loss allocated to the Managing Member pursuant to this Section 1.4(b)(6) causes the Adjusted Capital Account of the Managing Member to equal zero.

Section 1.5 Other Allocation Provisions.

(a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations 1.704-2(f), notwithstanding anything to the contrary in this Exhibit, if there is a net decrease in “partnership minimum gain” (within the meaning of Treasury Regulation § 1.704-2(d)) for a Fiscal Year, then there shall be allocated to each Member items of income and gain for such Fiscal Year equal to such Member’s share of the net decrease in partnership minimum gain (within the meaning of Treasury Regulation § 1.704-2(f), provided, that if the Company has any discretion as to an exception set forth in Treasury Regulation § 1.704-2(f)(5), the Managing Member may exercise such discretion on behalf of the Company). In the event that the application of the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members, the Managing Member may request that the Commissioner waive the minimum gain chargeback requirement pursuant to Treasury Regulation § 1.704-2(f)(4). Any Member’s share of Company Minimum Gain shall be determined in accordance with Treasury Regulation §1.704-2(g)(1). The foregoing is intended to be a “minimum gain chargeback” provision as described in Treasury Regulation § 1.704-2(f) and shall be interpreted and applied in all respects in accordance with that Treasury Regulation.

B-5

(b) Member Minimum Gain Chargeback. If during a Fiscal Year there is a net decrease in partner nonrecourse debt minimum gain (as determined in accordance with Treasury Regulation § 1.704-2(i)(3)), then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Member with a share of that partner nonrecourse debt minimum gain (determined in accordance with Treasury Regulation §1.704-2(i)(5)) as of the beginning of the Fiscal Year shall, subject to the exceptions in Treasury Regulation §1.704-2(i)(4) (including the exceptions analogous to those in Treasury Regulation §1.704-2(f)(2), (3), (4) and (5), provided, that if the Company has any discretion as to the exception set forth in Treasury Regulation §1.704-2(f)(5) as made applicable by Treasury Regulation §1.704-2(i)(4), the Managing Member may exercise such discretion on behalf of the Company), be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member’s share of the net decrease in the partner nonrecourse debt minimum gain. In the event that the application of the partner nonrecourse debt minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members, the Managing Member may request that the Commissioner waive the minimum gain chargeback requirement pursuant to Treasury Regulation §§1.704-2(f)(4) and 1.704-2(i)(4). The foregoing is intended to be the “chargeback of partner nonrecourse debt minimum gain” required by Treasury Regulation §1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with that Treasury Regulation.

(c) Nonrecourse Deductions. Notwithstanding anything to the contrary in this Exhibit, nonrecourse deductions shall be allocated to the Members on a pro rata basis, in proportion to their Membership Percentages. Nonrecourse deductions shall have the meaning set forth in Treasury Regulation §1.704-2(b)(1).

(d) Qualified Income Offset. If, during any Fiscal Year, a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in such Member’s Adjusted Capital Account, there shall be allocated to such Member items of income and gain (consisting of a pro rata portion of each item of Company income (including gross income, and gain for such year), in an amount and manner sufficient to eliminate such deficit as quickly as possible. The foregoing is intended to be a “qualified income offset” provision as described in Treasury Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with that Treasury Regulation. A Member’s “Adjusted Capital Account,” at any time, shall equal the Member’s Capital Account at such time (i) increased by the sum of (A) the amount of the Member’s share of partnership minimum gain as defined in Treasury Regulation §1.704-2(g)(1) and (3), (B) the amount of the Member’s share of partner nonrecourse debt minimum gain as defined in Treasury Regulation §1.704-2(i)(5), and (C) any amount of the deficit balance in its Capital Account the Member is obligated to restore on liquidation of the Company, and (ii) decreased by reasonably expected adjustments, allocations and distributions described in Treasury Regulation §§1.704-1(b)(2)(ii)(d)(4), (5) or (6). The foregoing is intended to comply with the provisions of Treasury Regulation Sections 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with that Treasury Regulation.

B-6

(e) Member Nonrecourse Deductions. Notwithstanding anything to the contrary in this Exhibit, to the extent required by Treasury Regulation §1.704-2(i), any items of income, gain, loss or deduction of the Company that are attributable to a nonrecourse debt of the Company that constitutes partner nonrecourse debt as defined in Treasury Regulation §1.704-2(b)(4) shall be allocated in accordance with the provisions of Treasury Regulation §1.704-2(i). This Section 1.5(e) is intended to satisfy the requirements of Treasury Regulation §1.704-2(i) and shall be interpreted and applied in a manner consistent therewith.

(f) Loss Limitation. Notwithstanding anything to the contrary in Section 1.3(b) of this Exhibit,

(1) The Net Losses allocated pursuant to Section 1.3(b) of this Exhibit to any Member for any Fiscal Year shall not exceed the maximum amount of Net Losses that may be allocated to such Member without causing such Member to have a negative balance in its Adjusted Capital Account at the end of such Fiscal Year.

(2) If some but not all of the Members would have deficits in their Adjusted Capital Accounts as a consequence of allocations of Net Losses pursuant to Section 1.3(b) of this Exhibit, the limitations set forth in this Section 1.5(f)(2) shall be applied by allocating Net Losses pursuant to this Section 1.5(f)(2) only to those Members who would not have a deficit in their Adjusted Capital Accounts as a consequence of receiving such an allocation of Net Losses (the allocation of such Net Losses among those Members to be in proportion to their aggregate Capital Contributions to the Company).

(3) If no other Member may receive an additional allocation of Net Losses pursuant to Section 1.5(f)(2) of this Exhibit, such additional Net Losses not allocated pursuant to said Section 1.5(f)(2) shall be allocated solely to those Members who bear the economic risks for such additional Net Losses within the meaning of Section 704(b) of the Code and the Treasury Regulations thereunder.

(g) Reversal of Regulatory Allocations. To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to paragraphs (a), through (e) of this Section 1.5 and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 1.3 of this Exhibit, subsequent allocations under said Section 1.3 shall be made, to the extent possible and without duplication in a manner consistent with the Treasury Regulations under Code Section 704(b), which negate as rapidly as possible the effect of all such inconsistent allocations under paragraphs (a) through (e). This Section 1.5(g) shall be interpreted and applied in such a manner and to such extent as is reasonably necessary to eliminate, as quickly as possible, permanent economic distortions that would otherwise occur as a consequence of the allocations pursuant to paragraphs (a) through (e) of this Section 1.5, in the absence of this Section 1.5(g).

(h) Members’ Interests in Company Profits for Purposes of Section 752. As permitted by Regulations Section 1.752-3(a)(3), the Members hereby specify that solely for purposes of determining their respective shares of excess Nonrecourse Liabilities of the Company, the Members’ respective shares of Company profits shall be equal to their then respective relative Membership Percentages. Excess Nonrecourse Liabilities of the Company shall first be allocated to the Members up to the amount of built-in gain that is allocable to the Member on Code Section 704(c) property (as defined by Regulations Section 1.704-3(a)(3)(ii)) or property for which reverse section 704(c) allocations are applicable (as described by Regulation Section 1.704-3(a)(6)(i)) where such property is subject to nonrecourse liabilities to the extent that such built-in gain exceeds the gain described in Regulations Section 1.752-3(a)(2) with respect to such property.

B-7

(i) Distributions of Property. Solely for the purpose of adjusting the Capital Accounts of the Members, and not for tax purposes, if any property is distributed in kind to any Member, the difference between its fair market value (as determined in the reasonable judgment of the Managing Member) and its book value at the time of distribution shall be treated as gain or loss recognized by the Company and allocated pursuant to the provisions of Section 1.3 of this Exhibit.

(j) Transfer of Membership Interest. Except to the extent otherwise required by the Code and Treasury Regulations, if a Membership Interest or part thereof is transferred in any Fiscal Year, the items of income, gain, loss, deduction and credit allocable to such Membership Interest or part thereof, as the case may be, for such Fiscal Year shall be allocated to the person who held the interest on the date such items were realized or incurred by the Company as if the books of the Company had been closed, and the partnership tax year had ended, immediately after such transfer. At the request of the transferee, the Managing Member may, in its sole discretion, make the election provided for in Code Section 754.

(j) Order of Allocations. Any allocations made pursuant to this Exhibit shall be made in the following order of priority:

(i) Section 1.5(a);

(ii) Section 1.5(b);

(iii) Section 1.5(d);

(iv) Section 1.5(e);

(v) Section 1.5 (c);

(vi) Section 1.5(g); and

(vii) Section 1.3 as modified by Section 1.5(f).

(k) Liquidation of Company. It is intended that, in the event of a liquidation of the Company as defined in Treasury Regulation §1.704-1(b)(2)(ii)(g), distributions to be made in connection with such liquidation under Article 4 comply with the requirement of Regulations Section 1.704-1(b)(2)(ii)(b)(2) that liquidating distributions be made in accordance with positive Capital Accounts. However, if the balances in the Capital Accounts do not result in such requirement being satisfied, items of income, gain, loss, deduction and credit will be reallocated among the Members for the taxable year of the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) so as to cause the balances in the Capital Accounts to be in the amounts necessary so that, to the extent possible, such result is achieved.

B-8

Section 1.6 Allocations for Income Tax Purposes. These provisions shall be applied as if all distributions and allocations were made at the end of the Fiscal Year. Where any provision depends on the Capital Account of any Member, that Capital Account shall be determined after the operation of all preceding provisions for the year. The income, gains, losses, deductions and credits of the Company for federal, state and local income tax purposes shall be allocated in the same manner as the corresponding items entering into the computation of Net Income and Net Losses were allocated pursuant to Sections 1.3, 1.4 and 1.5 of this Exhibit; provided that solely for federal, local and state income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction shall be allocated, other than with respect to the tax basis of property, as follows: in the case of property contributed in kind and other property to the extent applicable, in accordance with the principles of Code Sections 704(b) and 704(c) and the Treasury Regulations promulgated under such Code Sections.

Section 1.7 Distributions of Nonrecourse Liability Proceeds. If during a Fiscal Year the Company makes a distribution to any Member that is allocable to the proceeds of any nonrecourse liability of the Company that is allocable to an increase in Company Minimum Gain pursuant to Treasury Regulation §1.704-2(h), then the Company shall elect, to the extent permitted by Treasury Regulation §1.704-2(h)(3), to treat such distribution as a distribution that is not allocable to an increase in Company Minimum Gain.

ARTICLE II
MISCELLANEOUS MATTERS

Section 2.1 Preparation of Records and Returns; Tax Matters Member. Subject to the terms of this Section 2.1 and the other provisions of this Agreement, (i) all federal, state and local income tax returns, and financial and accounting books and records of the Company shall be prepared under the direction of the Managing Member in its sole and absolute discretion, (ii) all tax audits and litigation shall be conducted under the direction of the Managing Member in its sole and absolute discretion, and (iii) the determination of whether the Company shall make available elections for accounting or federal, state or local income tax purposes shall be made by the Managing Member in its sole and absolute discretion. The Managing Member is hereby designated as the “tax matters partner” for the Company (as such term is defined in Section 6231(a)(7) of the Code). The tax matters partner shall promptly notify Members who do not qualify as “notice partners” within the meaning of Code Section 6231(a)(8) at the beginning and completion of an administrative proceeding at the Company level promptly upon such notice being received by the tax matters partner. Moreover, the tax matters partner shall keep Non-Managing Member informed as to the status of any audit of the Company’s tax affairs, including the status of any resulting administrative and judicial proceedings relating thereto, and Non-Managing Member, if is so requests, may attend any such proceedings and negotiations related thereto and receive copies of any and all notices and other communications received by the Company from the taxing authority in connection with any such audit or other proceeding; provided further, that the tax matters partner shall obtain the prior written consent of Non-Managing Member before settling, compromising or otherwise altering the defense of any tax matter or proceeding before any taxing authority if Non-Managing Member or any of its direct or indirect beneficial owners would be materially adversely affected thereby.

B-9

Section 2.2 Method of Making Contributions. References to contributions of property appearing in Article 1 of this Exhibit are included for the purpose of conforming to the requirements set forth in the Regulations and shall not give rise to an inference that contributions may be made in a form other than cash except as set forth in the Operating Agreement or any other written agreement of the Members.

Section 2.3 The Non-Managing Member may at any time, and from time to time, upon advice of its tax counsel, request the opportunity to enter into, and have in effect, one or more direct or indirect guarantees of Company or Operating Company indebtedness, including without limitation direct or indirect guarantee in the form of a “limited deficit restoration obligation” or in the form of a “bottom dollar guarantee,” (a “Non-Managing Member Guarantee”) in such amounts necessary to prevent a taxable reduction in the amount of liabilities (x) allocated to non-Managing Member for purposes of Section 752 of the Internal Revenue Code of 1986, as amended, or (y) for which non-Managing Member is considered “at risk” under Section 465. If such a request for a Non-Managing Member Guarantee is made by the Non-Managing Member, the Company and the Managing Member shall cooperate fully and shall use commercially reasonable efforts to assist the Non-Managing Member in obtaining the requested Non-Managing Member Guarantee. The parties acknowledge and agree that no such request shall be made while the debt secured by the Non Recourse Carveout Guarantees are in effect.

B-10

EXHIBIT C

MANAGEMENT AGREEMENT

C